UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

___________________________________________

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
PHREESIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Phreesia, Inc.
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 26, 2024

Dear Phreesia Stockholder:
We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Phreesia, Inc. (“Phreesia”) to be held on June 26, 2024 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2024. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2024, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect the three Class II directors named in Proposal One to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;
3.    To approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in this proxy statement; and
4.     To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of KPMG LLP as our independent public accounting firm as described in Proposal Two, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as described in Proposal Three.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about May 14, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 filed with the Securities and Exchange Commission (the "SEC") on March 15, 2024 (the “2024 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2024 Annual Report can be accessed directly at the

Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on May 1, 2024 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in Phreesia.
Sincerely,
Chaim Indig
Chief Executive Officer

Phreesia, Inc.
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 26, 2024

PROCEDURAL MATTERS

Our board of directors (the “Board”) solicits your proxy on our behalf for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on June 26, 2024 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2024. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2024, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.

We are making this Proxy Statement and our 2024 Annual Report on Form 10-K for the fiscal year ended January 31, 2024 filed with the Securities and Exchange Commission (the "SEC") on March 15, 2024 (the "2024 Annual Report") available to stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about May 14, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2024 Annual Report. If you held shares of our common stock on May 1, 2024 you are invited to attend the meeting at www.virtualshareholdermeeting.com/PHR2024 and vote on the proposals described in this Proxy Statement.

In this Proxy Statement, the terms “Phreesia,” “the Company,” “we,” “us” and “our” refer to Phreesia, Inc. Phreesia, Inc. is a fully remote company and no longer maintains its principal executive office. Our mailing address is Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 26, 2024.

This Proxy Statement and the 2024 Annual Report are available online at www.proxyvote.com.

PROXY AND VOTING INFORMATION

What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of Lisa Egbuonu-Davis, M.D., Lainie Goldstein and Ramin Sayar as Class II directors to serve until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025;
•A proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers ("NEOs"), as disclosed in this Proxy Statement; and
•Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•“FOR” the election of Lisa Egbuonu-Davis, M.D., Lainie Goldstein and Ramin Sayar as Class II directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025; and
•“FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

2

Who is entitled to vote?
Holders of our common stock as of the close of business on May 1, 2024, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 57,319,811 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PHR2024. The webcast will start at 9:00 a.m. Eastern Time on June 26, 2024. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com. Our virtual Annual Meeting will be governed by our Rules of Conduct, which will be available on the virtual meeting platform in advance of the Annual Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics and rules for how questions and comments will be recognized and disclosed to meeting participants.

What is the required vote for approval of each proposal?
Proposal One: The election of directors requires a plurality of the of the votes properly cast to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director. Shares voting "withheld" and broker non-votes will have no effect on the election of the director nominees.
Proposal Two: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025 requires the affirmative vote of a majority of the votes properly cast on this proposal. Abstentions and broker non-votes, if any, will have no effect on the ratification of KPMG LLP.
Proposal Three: The approval of the compensation of our NEOs requires the affirmative vote of a majority of the votes properly cast on the proposal. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our compensation committee, or us. However, our Board and our compensation committee will consider the outcome of the vote when determining the compensation of our NEOs. Abstentions and broker non-votes will have no effect on the approval of the compensation of our NEOs.

What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our fourth amended and restated by-laws (our "bylaws") and Delaware law. The presence, in person or represented by proxy, of a majority of the shares of our common stock entitled to vote on any matter will constitute a quorum at the Annual Meeting. As of the Record Date, there were 57,319,811 shares of our common stock outstanding. Therefore, a quorum will be present if 28,659,906 shares of our common stock are present, in person or by proxy, representing a majority of the shares of common stock entitled to vote as of the Record Date. Abstentions, withheld votes and broker non-votes are counted as present for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 25, 2024. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 25, 2024. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or
(4) By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PHR2024. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 with a copy to proxy@phreesia.com before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 25, 2024 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Allison Hoffman and Balaji Gandhi have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of votes withheld, abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will be counted towards the quorum requirement. With respect to Proposal One (election of directors), withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Abstentions will have no effect on Proposal Two (the ratification and appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025) or Proposal Three (the non-binding advisory vote on the compensation of our named executive officers).
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. Proposal Two to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2025 is considered a "routine" matter, such that absent direction from you, your broker may vote your shares in its discretion on Proposal Two. Proposals One and Three are considered to be "non-routine" matters and therefore your broker will not have discretion to vote your shares on Proposal One (the election of directors) or Proposal Three (the non-binding advisory vote on the compensation of our NEOs). Broker non-votes will have no effect on Proposals One, Two or Three.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our 2024 Annual Report, primarily via the Internet. On or about May 14, 2024, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2024 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at proxy@phreesia.com or:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What are the requirements to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the 2025 annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.
Stockholder Proposals for Inclusion in Next Year's Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 14, 2025. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
1521 Concord Pike, Suite 301, PMB 221
Wilmington, DE 19803

with a copy via email: proxy@phreesia.com.
Stockholder Proposals and Nominations to be Presented at Next Year’s Annual Meeting

Our bylaws also establish an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Under our bylaws, the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on February 26, 2025; and
•not later than the close of business on March 28, 2025.
In the event that we hold the 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 27, 2025.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?
We believe hosting a virtual meeting is consistent with our philosophy as a fully-remote company, and accordingly the Annual Meeting will be held entirely online this year. We are excited to have embraced the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PHR2024. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?
Our Board is soliciting proxies for use at the Annual Meeting. We will bear the cost of preparing and distributing these proxy materials and we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to our stockholders. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our Board is currently composed of eight members. In accordance with our Seventh Amended and Restated Certificate of Incorporation, as amended, our Board is divided into three staggered classes of directors with one class elected each year at the annual meeting of stockholders for a term of three years. Directors are expected to be elected to hold office for such three-year term or until the election and qualification of their successors in office, subject to their earlier resignation, death or removal. At the Annual Meeting three Class II directors named in this Proxy Statement are standing for election to the Board for a term that will expire at the 2027 annual meeting of stockholders.
Nominees
Upon the recommendation of our nominating and corporate governance committee, our Board has nominated Lisa Egbuonu-Davis, M.D., Lainie Goldstein and Ramin Sayar for re-election as Class II directors, to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation, death or removal. Each of the nominees is a current Class II director and member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
Under our bylaws, directors are elected by a plurality of votes properly cast at the Annual Meeting. This means that the three director nominees receiving the highest number of affirmative votes cast at the meeting will be elected as directors. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as director. Withholding authority to vote your shares with respect to any of the director nominees will have no effect on the election of those nominees. Broker non-votes will have no effect on the election of the nominees.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Director Nominees and Continuing Directors
The following table sets forth certain information about our directors, including our director nominees, as of May 14, 2024:

	Class	Age	Current Role(s) at Phreesia	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Director Nominees:
Lisa Egbuonu-Davis, M.D.(3)(4)	II	66	Director	2023	2024	2027
Lainie Goldstein(1)(4)	II	56	Director	2020	2024	2027
Ramin Sayar(1)(4)	II	51	Director	2021	2024	2027
Other Directors:
Gillian Munson(1)(2)(4)	III	53	Director	2019	2025	—
Mark Smith, M.D.(3)(4)	III	72	Director	2018	2025	—
Chaim Indig	I	45	CEO, Director	2005	2026	—
Michael Weintraub(2)(3)(4)	I	65	Chair, Director	2005	2026	—
Edward Cahill(2)(4)	I	71	Director	2007	2026	—
_______________________
(1) Member of the audit committee
(2) Member of the compensation committee
(3) Member of the nominating and corporate governance committee
(4) Independent member of the Board

The biographies of our director nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that such individual should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. We also value our directors' experience in relevant areas of business management and on other boards of directors and board committees and believe our Board reflects a diversity of experience and perspectives and has an appropriate balance of members who have supported Phreesia from its beginning and who have joined more recently.
Director Nominees
Lisa Egbuonu-Davis, M.D. has served as a member of our Board since July 2023. From 2019 to 2023, Dr. Egbuonu-Davis served as Vice President, Medical Innovations for DH Diagnostics, LLC, an affiliate of Danaher Corporation ("Danaher") (NYSE: DHR), where she provided medical advice to influence research, partnership and investment strategy across Danaher's diagnostic platform businesses. Also during this period, she served at various times as Interim Chief Medical Officer for certain Danaher subsidiaries. From 2015 to 2019, Dr. Egbuonu-Davis served as Vice President, Global Patient Centered Outcomes and Solutions at Sanofi, Inc. (NASDAQ: SNY). Dr. Egbuonu-Davis currently serves on the boards of Omega Healthcare Investors (NYSE:OHI) a publicly held real estate investment trust focusing on skilled nursing facilities and Avanos Medical (NYSE: AVNS), a publicly held medical technology company that makes equipment for digestive health and pain. Dr. Egbuonu-Davis also serves on the Johns Hopkins Medicine Board of Trustees and the National Advisory Council for the Johns

Hopkins University School of Education. She holds a Master of Business Administration in Health Care Management from The Wharton School of the University of Pennsylvania, and she holds Doctor of Medicine and Master of Public Health (epidemiology) degrees from Johns Hopkins University. She is board certified in pediatrics. We believe Dr. Egbuonu-Davis's strategic and operational experience in pharmaceuticals, public health and consulting, including expertise in developing and implementing research, commercialization and investment strategies for a variety of patient populations, in addition to her medical and public health expertise, make her qualified to serve on our Board.

Lainie Goldstein has served as a member of our Board since July 2020. Ms. Goldstein serves as Chief Financial Officer of Take-Two Interactive Software, Inc. ("Take-Two"), a leading global interactive entertainment company, a position she has held since June 2007. Ms. Goldstein is a CPA with financial and business experience in the software, entertainment, retail and apparel industries, with proven success in managing the finance function of publicly traded companies. Prior to joining Take-Two, Ms. Goldstein held a number of positions of increasing responsibility with Nautica Enterprises, most recently serving as Vice President, Finance and Business Development. Earlier in her career, she held positions in the audit and reorganization departments at Grant Thornton LLP. Ms. Goldstein holds a BSBA in Accounting from The American University. We believe Ms. Goldstein’s extensive public company leadership, business and financial expertise across a broad range of industries make her qualified to serve on our Board.

Ramin Sayar has served as a member of our Board since October 2021. From December 2014 until May 2023, Mr. Sayar served as the Chief Executive Officer and a member of the board of directors of Sumo Logic, Inc., a cyber security and analytics software company. From April 2010 to December 2014, Mr. Sayar served as Senior Vice President and General Manager, Cloud Management Business Unit at VMware, Inc., a software virtualization company. From November 2006 to April 2010, Mr. Sayar served as Vice President of Products and Strategy at HP Software Technology Pvt. Ltd., a software development company. Mr. Sayar holds a B.A. in History from the University of California, Santa Barbara and an M.B.A. from San Jose State University. We believe Mr. Sayar’s industry and technology expertise and his experience as a chief executive officer and board member of public software company makes him qualified to serve on our Board.
Continuing Directors
Chaim Indig has served as Phreesia’s Chief Executive Officer and a member of its Board since co-founding the Company in 2005. Mr. Indig has helped shape the healthcare experience and improve outcomes for patients, providers and staff. Under his leadership, Phreesia has established a broad national footprint and earned accolades for the Company’s role in helping to make care more efficient and patient-centered. He also led Phreesia through its initial public offering in 2019 and was named one of The Software Report’s Top 50 SaaS CEOs in 2021. Prior to co-founding Phreesia, Mr. Indig spearheaded the introduction of the analytics software company, Spotfire, Inc., into the pharmaceutical marketing space. We believe that Mr. Indig’s extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare technology industry make him qualified to serve on our Board.

Edward Cahill has served as a member of our Board since October 2007. Mr. Cahill serves as Managing Partner at HLM Venture Partners, which invests in emerging healthcare, business services, and technology companies, a position he has held since May 2000. From June 1995 until May 2000, Mr. Cahill was a Founding Partner of Cahill, Warnock & Company (now Camden Partners Holding, LLC), a private equity firm. Prior to that, Mr. Cahill was a Managing Director of Alex, Brown & Sons, Inc., where he headed the firm’s Healthcare Group from 1986 through 1995. Mr. Cahill serves as a member of the board of directors of Carevive Systems, Inc., Persivia Inc. and HarmonyCares and serves as emeritus trustee of Johns Hopkins Medicine, Johns Hopkins Health System, and trustee at Mercy Health Services. Mr. Cahill previously served as a member of the board of directors of many public and privately held companies including but not limited to Blue Rabbit Ventures, Inc., Tandem Diabetes Care, Inc., Masimo Corp., Centene Corp., and TyRx, Inc. Mr. Cahill holds a B.A. from Williams College and a Master of Public and

Private Management degree from Yale University. We believe that Mr. Cahill’s experience in serving on the board of directors of numerous public and private companies and his investment experience with healthcare companies make him qualified to serve on our Board.

Gillian Munson has served as a member of our Board since May 2019. Ms. Munson currently serves as Chief Financial Officer of Vimeo, Inc., a video hosting, sharing and services platform, a position she has held since April 2022. Ms. Munson previously served as Special Advisor to the chief financial officer of One Medical from October 2021 to March 2022. Prior to that, Ms. Munson was Chief Financial Officer of Iora Health, Inc. from December 2020 until its sale to One Medical in September 2021. Ms. Munson previously served as a Partner at Union Square Ventures. Prior to that, she served as Chief Financial Officer, Treasurer and Secretary of XO Group Inc., the parent company of The Knot Inc., from 2013 until 2019. Ms. Munson also held previous roles at Symbol Technologies, LLC, Morgan Stanley and Hambrecht & Quist. She currently serves on the board of directors of Duolingo, Inc. (NASDAQ: DUOL), the Southern Vermont Art Center and The St. Regis Foundation and previously served on the board of directors of Monster Worldwide, Inc. Ms. Munson earned her B.A. in Political Science and Economics from The Colorado College. We believe that Ms. Munson’s public company leadership positions as an officer and as a board member, as well as her investment and equity research experience in the technology industry, make her qualified to serve on our Board.

Mark Smith, M.D. has served as a member of our Board since October 2018. Dr. Smith is currently a Professor of Clinical Medicine at the University of California at San Francisco. From 2015 to 2019 he served as co-chair of the Guiding Committee of the Health Care Payment Learning and Action Network. Previously, Dr. Smith was the founding President and former Chief Executive Officer of the California Healthcare Foundation, Inc., a philanthropic organization focused on improving the health of individuals, from 1996 to 2013. Dr. Smith serves as a member of the board of directors of Jazz Pharmaceuticals plc (NASDAQ: JAZZ), Teladoc Health, Inc. (NYSE: TDOC), the Commonwealth Fund and Prealize. Dr. Smith earned his B.A. degree in Afro-American Studies from Harvard College, his M.D. from the University of North Carolina at Chapel Hill, and his M.B.A. in Healthcare Administration from the Wharton School at the University of Pennsylvania. We believe that Dr. Smith’s experience as a physician and his background in health policy and the healthcare industry make him qualified to serve on our Board.

Michael Weintraub has served as Founding Chair and as a member of our Board since 2005. Mr. Weintraub serves as Co-Founder and Managing Partner of Ardan Equity, a healthcare enterprise software private equity firm, since April 2019. Previously, Mr. Weintraub served as Managing Partner of Optum Venture Management LLC, a company focused on digital health innovation, from 2017 to 2018. Mr. Weintraub was Co-Founder and Chief Executive Officer of Humedica, Inc., a population health management and big data company, from 2008 until 2013. After Humedica, Inc. was acquired by UnitedHealth Group, or UHG, in 2013, Mr. Weintraub served as President and Chief Executive Officer of Optum Analytics, UHG, from 2013 until 2017. Prior to launching Humedica, Inc., Mr. Weintraub served as Senior Managing Director at Leerink Partners LLC, a healthcare investment bank. Mr. Weintraub also served as Chief Executive Officer of PharMetrics, Inc. from 2001 until 2005, a healthcare informatics company, which was acquired by IMS Health, Inc., now IQVIA Holdings Inc., in 2005. Mr. Weintraub currently serves as Chair of the board of directors of BroadReach Healthcare, LLC, a healthcare company and Holmusk Ltd, a data analytics and health technology company, and as a member of the board of directors of Forsyth Health, OncoHealth, Newfire, LLC, Apixio and The Diabetes Link, formerly known as The College Diabetes Network, and as an advisory board member of the Innovation and Digital Health Accelerator at Boston Children’s Hospital. Mr. Weintraub also focuses on healthcare innovation as an Entrepreneur in Residence at Harvard Business School. Mr. Weintraub received his bachelor’s degree in Economics from Brandeis University and an M.B.A. from Harvard Business School. We believe that Mr. Weintraub’s experience as an executive in the healthcare industry, as a director for a number of healthcare and data analytics companies, and his knowledge of the healthcare technology industry make him qualified to serve on our Board.

The following chart shows key attributes for the eight current members of our Board as of May 14, 2024, including the three nominees:

The matrix below summarizes what our Board believes are desirable types of experience, qualifications, attributes and skills possessed by one or more of our independent directors as a result of their particular relevance to our business and structure. While all of these were considered by the Board and the nominating and corporate governance committee in connection with this year’s director nomination process, the following matrix does not encompass all experience, qualifications, attributes or skills of our directors.

Director	Software Industry Experience	Healthcare Industry Experience	Public Company Director Experience (non-Phreesia)	Senior Business Executive Experience	Financial Statements and Accounting Experience	Privacy/Data Security Experience	Gender	Race/ Ethnicity	Tenure since IPO
Michael Weintraub	X	X		X	X	X	M	White	5 years
Ed Cahill		X	X	X	X		M	White	5 years
Lisa Egbuonu-Davis		X	X	X			F	African American or Black	1 year
Lainie Goldstein	X			X	X	X	F	White	3 years
Gillian Munson	X	X	X	X	X	X	F	White	4 years
Ramin Sayar	X		X	X		X	M	Asian and Middle Eastern	2 years
Mark Smith		X	X	X			M	African American or Black	5 years

CORPORATE GOVERNANCE
We are committed to effective corporate governance that is informed by our stockholders, promotes the long-term interests of our stockholders, and strengthens our Board and management accountability. Some highlights of our governance program include:

✓	Highly independent Board (7 of 8 directors) and a goal of independence of 2/3 of the Board	✓	Fully independent audit, compensation, and nominating & corporate governance committees
✓	Diverse Board in terms of gender, race/ethnicity, experience, skills and tenure	✓	Separate Chair and CEO positions
✓	Single class of stock with equal voting rights	✓	Ongoing Board refreshment
✓	Annual Board and committee evaluations	✓	Regular executive sessions of independent directors
✓	Stock ownership guidelines for directors and executive officers	✓	Director overboarding policy
✓	Average tenure goal for Board members of 10 years or less	✓	New York Stock Exchange ("NYSE") compliant clawback policy in place
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of eight directors, all of whom, other than Mr. Indig, qualify as “independent” under the listing standards of the NYSE.
Director Independence
Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning such director's background, employment and affiliations, our Board has determined that none of Mr. Weintraub, Mr. Cahill, Dr. Egbuonu-Davis, Ms. Goldstein, Ms. Munson, Mr. Sayar or Dr. Smith have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, the association of our directors with the holders of more than 5% of our common stock, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions,” if applicable.
Board Leadership Structure
The positions of Chief Executive Officer and Chair of our Board are separated. Michael Weintraub serves as the Chair of our Board, presides over meetings of our Board and executive sessions of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Chaim Indig, our Chief Executive Officer, sets the overall strategy of the Company and oversees our day-to-day business. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Board believes that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chair of our Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.
Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chair, particularly as the Board’s oversight responsibilities continue to grow. Although our bylaws and corporate governance guidelines do not require that our Chair and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In carrying out its risk oversight responsibilities, the Board reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning, and ongoing reports from the various standing committees of our Board that address risks inherent in their respective areas of oversight. On a regular basis, key risks, status of mitigation activities and potential new or emerging risks are discussed with senior management and further addressed with our audit committee and Board, as necessary. On an ongoing basis, the Board and management identify key long- and short-term risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation.
In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Board also monitors new risks as they emerge. Our audit committee is responsible for reviewing and discussing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors operational, privacy, security, cybersecurity, and competition risk and compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our audit committee is also responsible for periodically reviewing our enterprise risk management program and supporting framework. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, evaluates our Board and committees' composition and oversees our environmental, social and governance ("ESG") initiatives. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, our Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and our Board and compensation committee have the authority to adjust variable compensation as appropriate.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at https://ir.phreesia.com/about-us/governance-documents and may also be obtained without charge by contacting our Corporate Secretary at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year ended January 31, 2024, no waivers were granted from any provision of the Code of Business Conduct and Ethics.
Environmental, Social and Governance Topics
At Phreesia, we are guided by our commitment to responsible business practices through a culture that promotes honest and ethical conduct, respects our employees and communities, and safeguards the information under our care. We are committed to making a positive impact and continuing to assess and enhance our ESG strategy to meet the needs of our stakeholders.
Our Employee Experience
Our focus on our employee experience and a strong company culture has earned us third-party recognition in a number of areas, as evidenced by the following recent recognitions:
•Phreesia named to Modern Healthcare’s 2023 list of “Best Places to Work in Healthcare” for the seventh time
•Phreesia named to Inc. Magazine’s list of “Best-Led Companies of 2022”
•Phreesia Life Sciences named to Medical Marketing and Media’s (MM+M) “Best Places to Work 2022”
•Phreesia included in 2023 Bloomberg Gender Equality Index for the third year in a row
•Representation on Software Report's Top 50 Women Leaders in SaaS for the past six years
•Phreesia named as one of the 2023 Achievers 50 Most Engaged Workplaces
•Phreesia Named One of Becker’s Healthcare’s 2022 “150 Top Places to Work in Healthcare”
•Phreesia Named to The Software Report’s 2023 “Top 100 Software Companies” for the Second Consecutive Year
We believe in treating all people with respect and celebrating our diverse backgrounds, ideas, and perspectives. To support the Phreesia community, we are committed to the practices highlighted below:
•Commitment to Ethical Conduct. At a fundamental level, we are committed to honest, ethical and respectful conduct. We have implemented policies and practices to uphold this commitment in the workplace, such as our annual anti-harassment training. Our Code of Business Conduct and Ethics also reaffirms our commitment to fostering a respectful workplace culture that is free of harassment, intimidation, bias, and unlawful discrimination. We strictly prohibit discrimination in all its forms, including on the basis of race, sex, marital status, sexual orientation, gender identity, gender reassignment, national origin, age, disability and genetic information, as well as any other attribute protected by law. We encourage employees to ask questions, seek guidance, and report suspected violations of our Code of Business Conduct and Ethics. We offer avenues for anonymous reporting and protect employees from any retaliation for good faith reports.
•Employee Engagement.    As part of our effort to build a positive, inclusive company culture, we conducted our second employee engagement survey in fiscal year 2024 through the Workday

Peakon platform. We provided all leaders throughout our organization with a comprehensive and team-level view of our strengths and opportunities, along with support, tools, resources and guidance through a strategic action planning process. Throughout the year, we use the results of our engagement survey to drive our operational and strategic actions.
•Welcoming New Employees. We have structured a thorough and welcoming virtual onboarding program for new employees, who complete a set of core trainings, live courses and exercises to understand the "why" of Phreesia and learn our values. Our interactive, multi-day onboarding program also offers new employees meaningful opportunities to connect with colleagues. We strive to provide all employees with the tools they need to build successful connections and to maintain and strengthen virtual-first relationships across the organization. We aim to empower new hires to leverage their unique backgrounds and experiences to impact the Company and to build a solid foundation for their success at Phreesia and their future career growth.
•Prioritizing Health and Wellness. We offer unlimited paid time off and summer Fridays to all employees and a competitive benefits package, including a variety of health plans, dental and vision coverage, and short-term, long-term and life insurance plans. In addition, we provide mental health resources and an employee assistance program. We also encourage healthy lifestyles by offering a monthly wellness stipend, as well as Company-sponsored wellness programs, including two annual wellness challenges. We aspire to create an environment and culture that supports all our employees when they need to provide support to their families, and we are proud to offer paid family care leave to our North American employees. In addition, we have implemented Phireworks, an employee rewards program where employees can recognize their colleagues for various achievements by awarding them points that can be used to purchase items in the Phireworks store or make charitable contributions.

Our Culture
Phreesia employees are a team of smart and passionate individuals who are dedicated to our mission of creating a better, more engaging healthcare experience for patients, healthcare services clients and staff. At every level of the organization, we encourage a culture of personal responsibility, built on trust and accountability. We draw on these values to guide the following tenets of our culture:
•Diversity, Equity, Inclusion, & Belonging. We are committed to hiring, developing and supporting a diverse and inclusive workplace. Our employee resource groups (“ERGs”) support our commitment to promoting and maintaining an inclusive culture for all employees by bringing together individuals from a wide range of backgrounds, experiences and perspectives. These groups seek to foster a sense of shared community and empowerment for employees who share a common social identity, such as gender, race, ethnicity, sexual orientation and ability. Phreesians can voluntarily join an ERG to network, discuss and exchange ideas and enhance their professional development, notably through our ERG mentorship program. Our active ERGs include Phreesia Women’s Network, Black@Phreesia, LatinX, LGBTQ+@Phreesia, PHR-Asians, MENA (Middle Eastern/North African), Phree & Able (promoting disability inclusion and awareness), and Military Exchange.
We are also committed to supporting gender equality in our organization, including through our inclusive culture, board representation, pathways to leadership for women, pay equity and strong family-leave policies.
•Trust and Flexibility. At every level of our organization, we encourage a culture of personal responsibility. We trust our employees to know how to execute on our mission, and we give them space to do so as they manage their work and personal lives. We promote work-life balance by empowering our employees to adopt flexible working arrangements and providing tools for efficient remote collaboration. We also offer a stipend to make sure our employees’ remote workspaces are set up for comfort and productivity.
•Transparency and Engagement. Transparency and engagement are critical to communication within the Phreesia community and employee connections. We conduct an annual employee engagement survey. We use the feedback we gather to create an even better workplace experience. We also communicate openly with our employees through weekly all-company calls and newsletters, where we deliver business updates, celebrate wins, recognize outstanding employee contributions, and cover other topics relevant to our employees and clients.
•Contributing to our community. We recognize the importance of giving back to our communities. We allow employees to participate in community service during normal business hours without an impact on their compensation or requiring the use of vacation time. We have established the annual Earnest Rogers Award as a way to pay tribute to a late beloved Phreesia friend and colleague. The annual award goes to a Phreesian who demonstrates kindness, integrity, dependability, gratitude and authenticity in their work and life. Each year, Phreesia makes a donation in honor of Earnest to the recipient's charity of choice.

Phreesia is extremely proud to be a longstanding, premier partner for Momentum & Value for         People of Color, a non-profit organization and movement to help young people of color prepare, perform, progress, and prosper in their education, leadership, and early professional careers. Every year, our “Q4 is a Drag” event supports one or more LGBTQIA+ charities by raising funds before and during the employee-led event.
Sustainability
We are committed to monitoring and managing our operations to better understand and continuously improve our impact on the environment. We have a relatively low carbon footprint as a software-as-a-service company, and we strive to further minimize our footprint by tailoring our operations towards sustainability. For example, we have lessened the environmental burden of commuting by operating as a remote company, supporting our workforce through technology tools that enable virtual communication and collaboration. We strive to reuse or recycle our corporate IT equipment across our workforce and follow applicable guidelines for disposal of electronic waste. We have also consolidated our corporate data centers to utilize energy-efficient vendors and to run workloads in a dense manner, reducing excess energy usage. We continue to investigate additional ways to increase the adoption of environmentally sustainable practices.
Board Meetings and Committees
During our fiscal year ended January 31, 2024, our Board held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make reasonable efforts to attend our annual meeting of stockholders, all meetings of our Board and all meetings of the committees on which they serve. All of our directors attended our 2023 annual meeting of stockholders.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The following table sets forth membership information for each of our Board committees as of the date of this Proxy Statement.

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chaim Indig
Michael Weintraub«	✓		C	M
Edward Cahill	✓		M
Lisa Egbuonu-Davis, M.D.	✓			M
Lainie Goldstein	✓	M««
Ramin Sayar	✓	M
Gillian Munson	✓	C««	M
Mark Smith, M.D.	✓			C
M = Member « = Chair of the Board	C = Chair «« = Audit Committee Financial Expert
The composition and responsibilities of each Board committee is further described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.
Audit Committee
Our audit committee currently consists of Ms. Munson, Ms. Goldstein and Mr. Sayar, with Ms. Munson serving as Chairperson. Mr. Sayar replaced Dr. Smith as a member of the audit committee on April 1, 2024. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our Board has determined that Ms. Munson and Ms. Goldstein are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.    appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
2.    pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.    reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
4.    reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
5.    coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
6.    establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;
7.    recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included on our Annual Report on Form 10-K;
8.    monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.    preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
10.    reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
11.    reviewing quarterly earnings releases of information to be disclosed and the types of presentation to be made; and
12.     reviewing our risk management program and material risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal, regulatory and accounting risk.

Our audit committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.phreesia.com/about-us/governance-documents. No member of our audit committee may serve on the audit committee of more than three public companies unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our audit committee and we disclose such determination in accordance with the listing standards of the NYSE.
Our audit committee held four meetings during the fiscal year ended January 31, 2024.
Compensation Committee
Our compensation committee currently consists of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives, and, based on such evaluation: (i) recommending the total compensation, including the individual elements of compensation of our Chief Executive Officer to our

Board and (ii) reviewing and recommending to the Board for approval grants and awards to our Chief Executive Officer under equity-based plans;
3.evaluating the performance of our other executive officers and key leadership and reviewing and determining in consultation with our Chief Executive Officer (i) the cash compensation of our other executive officers and (ii) grants and awards to our other executive officers under equity-based plans;
4.reviewing and establishing our overall management compensation philosophy and policy;
5.overseeing and administering our compensation and similar plans, including delegating the review and approval of grants and awards under equity-based plans to the Equity Grant Committee, composed of one of more executive officers of the Company, including our Chief Executive Officer;
6.evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;
7.reviewing and approving our policies and procedures for the grant of equity-based awards;
8.reviewing and recommending to our Board the compensation of our directors;
9.reviewing the corporate succession plans for our Chief Executive Officer and our other key officers with our Board;
10.preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
11.reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Our compensation committee operates under a written charter adopted by the Board and that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. Pursuant to its charter, the compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities. A copy of the charter of our compensation committee is available on our website at https://ir.phreesia.com/about-us/governance-documents.
Our compensation committee held six meetings during the fiscal year ended January 31, 2024.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Dr. Smith, Dr. Egbuonu-Davis and Mr. Weintraub, with Dr. Smith serving as Chairperson. Dr. Egbuonu-Davis replaced Mr. Sayar as a member of the nominating and corporate governance committee on April 1, 2024. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.recommending to the Board criteria for Board and committee membership;
2.establishing procedures for identifying and evaluating Board and director candidates, including nominees recommended by stockholders;
3.identifying individuals qualified to become members of the Board;
4.recommending to the Board the persons to be nominated as directors and to each of the Board’s committees;
5.overseeing our ESG initiatives;

6.developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines and periodically reviewing and reassessing the adequacy of the code of conduct and business ethics and the corporate governance guidelines;
7.overseeing our shareholder engagement practices; and
8.overseeing the evaluation of our Board.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.phreesia.com/about-us/governance-documents.
Our nominating and corporate governance committee held four meetings during the fiscal year ended January 31, 2024.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 31, 2024, our compensation committee consisted of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the fiscal year ended January 31, 2024, served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee. No member of the compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider, among other things, the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Additionally, to further our commitment to refreshment, on March 23, 2023, our Board approved an amendment to the Corporate Governance Guidelines that sets forth a goal of maintaining an average director tenure of ten years or less, measured from the date of our initial public offering.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities, and, beginning with any new directorships after April 30, 2023, (i) a director may not serve on more than four public company boards (including our Board) and (ii) a director who also serves as one of our executive officers or as an executive officer of any other public company may not serve on more than three public company boards (including our Board). Members of our Board are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Board Diversity
Our Board believes that diversity in its membership should represent a diverse mix of skills, industry experience, backgrounds (including race, ethnicity and gender), ages and other unique characteristics. In evaluating director candidates, our Board considers diversity as it deems appropriate given the current needs of the Board and the Company. To reflect this commitment in identifying potential director candidates, our nominating and corporate governance committee will include in its initial list of director candidates for consideration in connection with any vacancy (or new director search) one or more qualified diverse candidates, and will instruct any search firm, if used, to do the same. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.
The nominating and corporate governance committee believes that our current Board reflects a diverse mix of directors based on a number of these factors, including diversity with respect to gender and race/ethnicity. Five of our eight current directors, or approximately 63%, identify as diverse in terms of gender or race/ethnicity, including three of whom are women, and three of whom identify as racially or ethnically diverse.
Stockholder Recommendations
Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice must be received in writing at the Company’s offices at Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 (with a copy via email to proxy@phreesia.com), Attention: Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or 60 days later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. A stockholder’s notice must set forth, among other things:
•as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company that are held of record or are beneficially owned by the nominee or its Affiliates or Associates (each as defined below) and any Synthetic Equity Interest (as defined below) held or beneficially owned by the nominee or its Affiliates or Associates, (iv) a description of all agreements, arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board, (v) a questionnaire with respect to the background and qualifications of the nominee completed by the nominee in the form provided by the Company (which questionnaire must be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request), (vi) a representation and agreement in the form provided by the Company (which form must be provided by the Secretary upon written request of any stockholder of record identified by name within five (5) business days of such written request) that: (a) such proposed nominee is not and will not become party to any agreement, arrangement or understanding with any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company; (b) such proposed nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Company; (c) such proposed nominee would, if elected as a director, comply with all applicable rules and regulations of the exchanges upon which shares of the Company’s capital stock trade, each of the Company’s corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines applicable generally to the Company’s directors and, if elected as a director of the Company, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (d) such proposed nominee intends to serve as a director for the full term for which he or she is to stand for election; and (e) such proposed nominee will promptly provide to the Company such other information as it may reasonably request; (vii) a description of any position of such person as an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the three years preceding the submission of the notice; and (viii) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text, if any, of any resolutions or bylaw amendment proposed for adoption, the reasons for conducting such business at the meeting, and any material interest in such business of each Proposing Person (as defined below);
•(i) the name and address of the stockholder giving the notice, as they appear on the Company’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its Affiliates or Associates, including any shares of any class or series of capital stock of the Company as to which such Proposing Person or any of its Affiliates or Associates has a right to acquire beneficial ownership at any time in the future (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its Affiliates or Associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, or any of its Affiliates or Associates and, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its Affiliates or Associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Company, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Company, directly or indirectly, owned beneficially by such Proposing Person or any of its Affiliates or Associates that are separated or separable from the underlying shares of the Company, (e) if such Proposing Person is not a natural person, the identity of the natural person or persons responsible for making voting and investment decisions (including director nominations and any other business that the stockholder proposed to bring before a meeting) on behalf of the Proposing Person (irrespective of whether such person or persons have “beneficial ownership” for purposes of Rule 13d-3 of the Exchange Act of any securities owned of record or beneficially by the Proposing Person), (f) any pending or threatened litigation in which such Proposing Person or any of its Affiliates or Associates is a party involving the Company or any of its officers or directors, or any Affiliate of the Company, and (g) any other information relating to such Proposing Person or any of its Affiliates or Associates that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (g) are referred to, collectively, as “Material Ownership Interests”) provided, however, that the Material Ownership Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder of record directed to prepare and submit the notice required by the bylaws on behalf of a beneficial owner;
•(i) a description of all agreements, arrangements or understandings to which any Proposing Person or any of its Affiliates or Associates is a party (whether the counterparty or counterparties are a Proposing Person or any Affiliate or Associate thereof, on the one hand, or one or more other third parties, on the other hand, (including any proposed nominee(s))) (a) pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders or (b) entered into for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company (which description must identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to be providing financial support or meaningful assistance in furtherance of the nomination(s) or other business proposed to be brought before the meeting of stockholders, and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
•a statement (i) that the stockholder is a holder of record of capital stock of the Company entitled to vote at such meeting, a representation that such stockholder intends to appear in person or by proxy at the meeting to propose such business or nominees and an acknowledgement that, if such stockholder (or a qualified representative of such stockholder) does not appear to present such business or proposed nominees, as applicable, at such meeting, the Company need not present such business or proposed nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Company, (ii) whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, (a) will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least 67 percent of the voting power of all of the shares of capital stock of the Company entitled to vote on the election of directors or (b) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, as applicable, (iii) providing a representation as to whether or not such Proposing Person intends to solicit proxies in support of director nominees other than the Company’s director nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and (iv) that the stockholder will provide any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.
For purposes of these provisions of our bylaws, the terms (I) “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made; (II) “Affiliates” and “Associates” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act; and “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” or securities lending agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit, or share in any profit, or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Company, or (c) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Company.
A stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nominations of candidates for directors. The preceding is a summary of the stockholder nomination procedures set forth in our bylaws as currently in effect and we refer our stockholders to the full text of Article I, Section 2 of our bylaws and such other applicable provisions of our bylaws as in effect from time to time for the specific requirements of such director nomination procedures by stockholders.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Chairperson of our Board via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803, Attn: Chair of the Board of Directors, with a copy via email to proxy@phreesia.com.
For a stockholder or other interested party communication directed to an individual director in such director's capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803, Attn: General Counsel and Chief Financial Officer, with a copy via email to proxy@phreesia.com.
We will forward by U.S. Mail all such stockholder communications to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board, to whom such security holder communication is addressed to the address specified by each such director and the Chairperson of the Board.
Non-Employee Director Compensation
Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. Under our Third Amended and Restated Non-Employee Director Compensation Policy (our "Policy"), which was approved by our Board on June 17, 2022, non-employee directors receive initial equity grants when they join the Board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our board or any committee thereof.

Under our Policy, non-employee directors receive the following annual cash retainers for their service:

Annual Retainer for Board Membership
Annual service on the board of directors	$40,000
Annual service as non-executive chairperson	$45,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	$25,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as chair of the compensation committee	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as chair of the nominating and corporate governance committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
The non-executive chair is also eligible to receive up to an additional $95,000 in cash fees depending upon the non-executive chair’s contributions, and his total annual cash fees are capped at $200,000.
Each annual cash retainer is paid quarterly in arrears, pro-rated based on the number of actual days served by the non-employee director during such quarter. The non-employee directors are given the opportunity to elect to receive all of their annual cash retainer fee in the form of an equity award of unrestricted stock having a grant-date fair value equal to the amount of such retainer (a "Converted Cash Retainer").
When first appointed to our board, non-employee directors are granted a restricted stock unit award with a grant date fair value equal to the sum of (i) $185,000 (the “New Hire Award”) plus (ii) $185,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the non-employee director joins the Board through the anticipated date of the next annual meeting of stockholders (the “Pro-Rated Initial Award”)). The New Hire Award vests over four years, with 25% of the restricted stock units vesting on each anniversary of the non-employee director’s election or appointment to the Board; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The Pro-Rated Initial Award vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Employee directors will receive no additional compensation for their service as a director.
In addition, on the date of each annual meeting of stockholders, each non-employee director continuing as a non-employee director following such meeting will be granted RSUs having a fair market value of $185,000 on the date of grant (the "Annual Grants"). The Annual Grants will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.
Under our Policy, all RSUs granted to non-employee directors will be settled for shares of our common stock. These RSUs are subject to full accelerated vesting upon the closing of a Sale Event (as defined in our Policy) or upon such director’s death or disability.
We maintain a Non-Employee Directors' Deferred Compensation Program (the “Program”), which gives non-employee directors the option to defer settlement of all of the RSUs they receive pursuant to a Converted Cash Retainer and/or an Annual Grant pursuant to the terms and conditions of the Program, our Policy and our 2019 Stock Option and Incentive Plan (the "2019 Plan") (such RSUs elected for deferral, "deferred stock units" or "DSUs"). Deferred stock units will generally be settled in shares of our common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after either, as elected by the non-employee director in advance, (A) the earlier to occur of: (i) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) five years from the grant date of the equity, or (B) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Code.
To further align the interests of our directors and executive officers with those of our shareholders, our Board has adopted stock ownership guidelines. Under these guidelines, each director must own Phreesia stock with a value of three times the annual cash retainer for Board service. Our directors may satisfy these guidelines by ownership of shares of our common stock, RSUs and DSUs, each of which may be owned directly or indirectly by such director. Our directors are required to achieve these ownership levels within five years after the later of (i) March 21, 2023 (the date our Board adopted stock ownership guidelines) or (ii) the date of such director’s election or appointment. For a discussion of our executive officer stock ownership guidelines, refer to our Compensation Discussion and Analysis in this Proxy Statement.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended January 31, 2024. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended January 31, 2024, Chaim Indig, our Chief Executive Officer, was a member of our board as well as an employee, and received no additional compensation for his services as a director. See the section titled "Executive Compensation" for more information about Mr. Indig’s compensation for the fiscal year ended January 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Total ($)
Michael Weintraub(3)	200,000	(4)	184,980		384,980
Edward Cahill(5)	47,480		184,980		232,460
Lainie Goldstein(6)	39,980		184,980		224,960
Gillian Munson(7)	72,480		184,980		257,460
Ramin Sayar(8)	45,000		184,980		229,980
Mark Smith, M.D.(9)	60,000		184,980		244,980
Lisa Egbuonu-Davis, M.D.(10)	22,040		362,410	(11)	384,450
_______________________
(1)    The amounts reported represent the annual cash retainer amounts and committee fees earned by each of our non-employee directors during the fiscal year ended January 31, 2024 pursuant to our Policy. Mr. Cahill, Ms. Munson, and Ms. Goldstein elected to receive their annual cash Board retainer of $39,977 in DSUs. Dr. Egbuonu-Davis' fees are prorated.
(2)    The amounts reported represent the aggregate grant date fair value of the RSUs granted during fiscal year ended January 31, 2024, as computed in accordance with FASB ASC Topic 718. For additional information about these awards, see notes 3(w) and 8 to our audited consolidated financial statements included in our 2024 Annual Report. The amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the director upon vesting, settlement, or sale of any of the underlying shares of our common stock.
(3)    As of January 31, 2024, Mr. Weintraub held options to purchase 85,692 shares of our common stock and 6,051 RSUs.
(4)    Includes an additional $95,000 in cash fees awarded as a result of Mr. Weintraub’s contributions during the fiscal year ended January 31, 2024. Mr. Weintraub's annual cash fees are capped at $200,000.

(5)    As of January 31, 2024, Mr. Cahill held 6,051 RSUs and 3,842 DSUs.
(6)     As of January 31, 2024, Ms. Goldstein held 1,441 RSUs and 19,895 DSUs.
(7)    As of January 31, 2024, Ms. Munson held options to purchase 42,096 shares of our common stock and 16,589 DSUs.
(8)    As of January 31, 2024, Mr. Sayar held 7,455 RSUs.
(9)    As of January 31, 2024, Dr. Smith held options to purchase 65,193 shares of our common stock and 16,053 DSUs.
(10)    As of January 31, 2024, Dr. Egbuonu-Davis held 11,049 RSUs.
(11)    Dr. Egbuonu-Davis' grant consists of her new hire award plus her prorated initial award, as described in our Third Amended and Restated Non-Employee Director Compensation Policy.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ended January 31, 2025, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended January 31, 2024, KPMG served as our independent registered public accounting firm.
Although ratification of the appointment of KPMG is not required by our bylaws or otherwise, our Board and audit committee are submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify this appointment of KPMG, our audit committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm during the fiscal years ended January 31, 2024 and 2023.
Audit Fees
The following table sets forth the fees billed or to be billed by KPMG and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2024 and 2023. All of these services were approved by our audit committee.

Fee Category	Fiscal 2024	Fiscal 2023
Audit Fees(1)	$1,886,500	$1,778,108
Audit-Related Fees(2)	—	—
Tax Fees(3)	475,778	317,090
All Other Fees(4)	—	—
Total Fees	$2,362,278	$2,095,198
_______________________
(1)    For our fiscal years ended January 31, 2024 and 2023, Audit Fees consisted of fees for professional services provided in connection with the audit of our consolidated financial statements, including internal controls over financial reporting, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. This category also includes fees for services normally provided by KPMG in connection with statutory and regulatory filings or engagements.

(2)    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions.
(3)    Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state, sales and use and international tax compliance.
(4)    All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and in connection with other due diligence procedures.

Vote Required
The ratification of the appointment of KPMG as our independent registered public accounting firm requires the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes, if any, will have no effect on this proposal. This proposal is considered to be a discretionary item, and a brokerage firm will be able to vote on this proposal even if it does not receive instructions.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2025.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of financially literate independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at https://ir.phreesia.com/about-us/governance-documents. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for establishing and maintaining internal controls and preparing our financial statements. Our independent registered public accounting firm KPMG is responsible for performing an independent audit of our financial statements, including internal controls over financial reporting. It is the responsibility of the audit committee to monitor and oversee these activities as more specifically set forth in its charter. In connection with these responsibilities, the audit committee has:
1.    reviewed and discussed the consolidated audited financial statements with management and KPMG;
2.    discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and by the SEC; and
3.    received the written disclosures and the report from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the audit committee concerning independence and has discussed with KPMG its independence from us.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board on March 31, 2024:
Gillian Munson
Lainie Goldstein
Mark Smith, M.D.
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers for our fiscal year ended January 31, 2024 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
At our 2021 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. Approximately 96% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers annually, which was consistent with the recommendation of our Board. Our Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of our named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur at the 2027 annual meeting of stockholders.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of May 14, 2024:

Name	Age	Positions
Chaim Indig	45	Chief Executive Officer and Director
Balaji Gandhi	50	Chief Financial Officer
Evan Roberts	45	Chief Operating Officer
Allison Hoffman	53	General Counsel and Secretary
David Linetsky	44	Senior Vice President, Life Sciences
Amy Beth VanDuyn	51	Senior Vice President, Human Resources
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Indig’s biography.
Balaji Gandhi has served as our Chief Financial Officer since March 2023. Prior to that, he served as our SVP, Investor Relations since February 2021, and he previously served as Vice President, Investor Relations from July 2019 to January 2021. From July 2017 until June 2019, Mr. Gandhi served as Chief Financial Officer of Madaket Inc., a cloud-based healthcare software-as-a-service company. Mr. Gandhi received his bachelor’s degree from the University of Rochester and received his Master of Health Services Administration, Health Policy Analysis from The George Washington University.
Evan Roberts has served as our Chief Operating Officer since January 2019. Mr. Roberts previously served as Vice President of Customer Solutions from January 2012 until January 2019, and as our Chief Technology Officer from inception in January 2005 until January 2012. Mr. Roberts received his B.S. degree in Computer Engineering from Tufts University.
Allison Hoffman has served as our General Counsel and Secretary since August 2020. Prior to joining Phreesia, Ms. Hoffman served as Chief Legal and Administrative Officer with Intersection Parent, Inc. from January 2016 until August 2020. Ms. Hoffman received a B.A. in Psychology and a B.S. in Economics from the University of Pennsylvania and a Juris Doctor from the University of Chicago Law School.
David Linetsky has served as our Senior Vice President, Life Sciences since March 2019. He previously served as our Vice President, Analytics and Insights from July 2018 to March 2019, our Vice President, Finance and Analytics from January 2015 to July 2018, our Director of Analytics from January 2013 to December 2014 and our Senior Mathematician from 2008 to 2012. Prior to 2008, Mr. Linetsky served as an intern and consultant to Phreesia from 2005 to 2008. Mr. Linetsky received his B.S. degree in Mathematics from the University of Alberta and his M.Phil. degree in Mathematics and Logic from the Graduate Center of the City University of New York where he was also a Ph.D. candidate in Mathematics and Logic.
Amy Beth VanDuyn has served as our Senior Vice President of Human Resources since March 2019. She previously served as our Vice President of Human Resources from April 2010 until March 2019. Ms. VanDuyn received her B.A. degree in Hospitality Business from Michigan State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and the decisions during the fiscal year ended January 31, 2024 ("fiscal 2024") regarding the compensation for:
•Chaim Indig, our Chief Executive Officer;
•Balaji Gandhi, our Chief Financial Officer;
•Randy Rasmussen, our former Chief Financial Officer (until March 2023);
•Evan Roberts, our Chief Operating Officer;
•David Linetsky, our Senior Vice President, Life Sciences; and
•Allison Hoffman, our General Counsel and Secretary.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers” or "NEOs."
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2024.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Summary
We are a leading provider of comprehensive software solutions that improve the operational and financial performance of healthcare organizations and improve health outcomes by helping patients take a more active role in their care. Our solutions include SaaS-based integrated tools that manage patient access, registration and payments. We have tools to communicate with patients about their health and have demonstrated increased rates of preventive care and vaccinations. Additionally, our solutions include clinical assessments to screen patients for a variety of physical, behavioral and mental health conditions, helping providers to better understand their patients and connect them to needed services, resulting in improved health outcomes. We also provide life sciences companies, health plans and other payer organizations, patient advocacy, public interest and other not-for-profit organizations with a channel for direct communication with patients. Our solutions also include additional products and services such as the MediFind provider directory, which helps patients find care based on providers' specific clinical expertise.
Our compensation programs are designed to:
•attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair and competitive, reward high performance and the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executives' interests with those of our stockholders by focusing on long-term equity incentives (both time-based and performance-based) that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program is designed to be competitive and balance our goals of attracting, motivating, incentivizing, and retaining our executive officers. The program is structured to support our culture of accountability and fiscal responsibility and is results-driven. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk” for performance, meaning the amounts paid to each executive officer will vary based on our Company performance and their contributions to that performance.
We emphasize performance-based compensation (i) that rewards our executive officers for delivering financial, operational, and strategic results relative to pre-established annual goals through our cash bonus plan and (ii) that rewards our executive officers based on our total shareholder return (“TSR”) performance relative to the Russell 3000 index through awards of relative TSR performance stock units (“PSUs”).
To help retain our executive team, we also grant our executive officers equity awards using service-based vesting restricted stock units (“RSUs”) with a four-year vesting schedule.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require. We also consider the results of our annual non-binding, advisory vote on the compensation of our NEOs ("say-on-pay") and shareholder feedback. At our 2023 annual meeting, our say-on-pay proposal received approximately 92% of votes cast. We did not make any changes to our executive compensation program or policies directly as a result of this vote.
Fiscal Year 2024 Business Highlights
•Revenue was $356.3 million in fiscal year 2024, up 27% year-over-year.
•Average number of healthcare services clients ("AHSCs") were 3,601 in fiscal year 2024, up 26% year-over-year.
•Healthcare services revenue per AHSC was $72,215 in fiscal year 2024, down 1% year-over-year.
•Total revenue per AHSC was $98,944 in fiscal year 2024, up 1% year-over-year.
•Net loss was $136.9 million in fiscal year 2024, as compared to $176.1 million in fiscal year 2023.
•Adjusted EBITDA was negative $35.4 million in fiscal 2024, as compared to negative $92.5 million in fiscal 2023.
•Cash and cash equivalents as of January 31, 2024 was $87.5 million, down from $176.7 million as of January 31, 2023.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA. For a full reconciliation of our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2024 Annual Report and Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed with the SEC on March 14, 2024.
Highlights of Fiscal 2024 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2024, our compensation committee took the following key actions relating to the compensation of our NEOs for fiscal 2024:
Base Salary – Approved no increases to annual base salaries at the start of fiscal 2024 for our NEOs, except for a 33.3% increase to Mr. Gandhi's base salary in connection with his promotion to the role of Chief Financial Officer in March of 2023. We believe all of our NEOs are paid salaries below the market median, although we do not maintain a formal target market position. Additionally, for fiscal 2025, we did not increase the base salary for our Chief Executive Officer and the other ongoing NEOs for the second consecutive year.

Bonus Plan – The bonus plan payout was formulaic according the achievement of pre-established bonus plan objectives for the first half of the year (30% weighting) and the full fiscal year (70% weighting). The bonus payout for the 30% weighted first half of fiscal 2024 was 134.8% and the bonus payout for the 70% weighted annual fiscal 2024 portion of the bonus was 110.2%, which resulted in a combined 117.6% weighted average payout for the full fiscal year 2024 bonus. This was the formulaic outcome based on performance against the original bonus plan goals, including strong revenue growth of 27% year-over-year and the planned increase in Adjusted EBITDA year over year. There were no discretionary adjustments made to variable bonus payments by the compensation committee. The fiscal 2024 bonus plan included an option at the start of the year to elect that the bonus be paid out in fully vested RSUs with a 15% premium due to the lack of liquidity and market risk in the RSUs. The bonus RSUs paid to our Chief Executive Officer and our Chief Operating Officer are subject to a one-year holding period before they can be sold.
Target Equity Grant Values were reduced with higher weighting on PSUs – Awards were granted to our executive officers as a mix of RSUs with four-year annual installment vesting and three-year relative TSR PSUs that cliff vest after the three-year performance period is completed based on performance against the Russell 3000 index. Our Chief Executive Officer was granted 80% of his target equity value in the form of PSUs, and our other NEOs elected to receive between 60% and 80% of their target equity value in the form of PSUs, further aligning them with the performance of our stock price and the interests of our shareholders. The increase in each NEO's proportional share of PSUs relative to RSUs reflects our compensation committee's decision to increase our NEOs' performance-based compensation tied to the performance of our stock price relative to our peers. Our compensation committee made its grant decisions in December 2023 using a notional share price of $20 that was consistent with the trading range of our stock when the equity grant discussions began in the third fiscal quarter. At the time the compensation committee actually made its decisions for fiscal 2024, which occurred using the notional $20 grant price to value RSUs and target PSUs, the awards collectively had a value that was lower in fiscal 2024 for the second consecutive year, averaging a 15% grant value reduction for our NEOs (excluding the promotion award provided earlier in the year to Mr. Gandhi in connection with his promotion to Chief Financial Officer), with a 16% reduction in grant value for our Chief Executive Officer.
Total Direct Compensation – Our compensation committee decided to reduce target total direct compensation to reflect the performance of our stock price over the past three years. The reduction in target total direct compensation was approximately 13% for our Chief Executive Officer and between 11% and 12% for our other NEOs (except for Mr. Gandhi, whose total direct compensation increased as a result of his promotion to the role of Chief Financial Officer and Mr. Rasmussen, who only provided a partial year of service). The reduction was generally in the form of a lower intended target grant value, reflecting the compensation committee’s recognition of stock price performance. This was the second consecutive year that our compensation committee reduced the intended target total direct compensation of our NEOs to reflect the performance of our stock price. The intended target total direct compensation reviewed in December 2023 by our compensation committee was below the median for our peer group for all of our NEOs, including our Chief Executive Officer, in fiscal 2024 for the second consecutive year.
Fiscal 2024 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2024 compensation policies and practices.

What we do	What we do not do
☑ Align executive compensation with performance	☒ No tax gross-ups on severance or change in control benefits

☑ Use equity-based compensation to deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒ No guaranteed bonuses or base salary increases

☑ Grant PSUs that are based on three-year TSR performance relative to substitute investments	☒ No post-termination retirement, pension or deferred compensation benefits

☑ Use “at risk” compensation, in the form of cash bonus and PSUs to align our executive officers’ interests with the interests of our stockholders	☒ No strict benchmarking of compensation to a specific percentile

☑ Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒ No hedging or pledging of securities by any employees or directors

☑ Conduct an annual review of our executive compensation strategy, competitiveness and peer group	☒ No perquisites, health, or other benefits, other than those that are generally available to our employees

☑ Retain an independent compensation consultant who reports directly to our compensation committee
☑ Maintain stock ownership guidelines for our directors and executive officers
☑ Maintain a New York Stock Exchange compliant clawback policy that allows us to recover excess compensation received by our Executive Officers in the event of a material financial restatement
Role of the Compensation Committee
Our compensation committee is responsible for the compensation programs provided to our executive officers and reports to our Board on its discussions, decisions, and other actions. These responsibilities include setting executive officer base salaries, annual cash bonus opportunities, target equity compensation, employment offers (including post-employment compensation arrangements), severance arrangements, and other compensation, perquisites, and other personal benefits, if any. The compensation committee’s review of the salary levels, annual cash bonus opportunities, and target long-term incentive compensation opportunities of our executive officers generally occurs in the third or fourth fiscal quarter.
Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term and long-term compensation, including equity incentives. In making these recommendations, our Chief Executive Officer considers a variety of factors, including our results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of such executive officer's duties and the executive officer's achievement of individual goals, as well as the relative compensation among other officers. Our compensation committee reviews the recommendations of our Chief Executive Officer and other data, including publicly-available data of our peer group. Our compensation committee then determines the target total direct compensation, and each element thereof, for each of our executive officers other than our Chief Executive Officer, and recommends our Chief Executive Officer's total direct compensation to the independent members of our

Board. While our Chief Executive Officer attends certain meetings of our compensation committee, our compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters as well.
Role of the Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In the fiscal year ended January 31, 2024, the compensation committee continued to retain FW Cook, Inc. ("FW Cook") to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged FW Cook to, among other things, assist in developing a group of peer companies to help us determine overall compensation for our executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and aligned with our business and executive talent requirements while being appropriate relative to our peer group.
We do not believe the retention of, and the work performed by, FW Cook creates any conflict of interest, because FW Cook performs no other work for the Company besides advising the compensation committee.
Competitive Position
The compensation committee reviews and considers the compensation levels and practices of a group of comparable healthcare IT and SaaS companies. The companies in this compensation peer group were selected based on their similarity to us in characteristics such as market capitalization, size, shareholder return and industry focus.
In April 2023, with the assistance of FW Cook, the compensation committee developed a compensation peer group to reflect our key financial attributes and recognize our business focus. For fiscal 2024, the executive compensation peer group consisted of the companies identified below, as recommended by FW Cook and approved by the compensation committee. The companies in this executive compensation peer group were selected because they had similar business models and average market capitalization compared to us during the prior year.
The primary criteria for our peers were that they are in software industry and their market capitalization was similar to ours. We focused on market capitalization as it drives grant values and because revenue and earnings lag for several years in a subscription-based, high growth company like ours. The compensation committee viewed the peer group as generally reflecting both our labor market and size at the time the peer group was approved.

2U	Everbridge	PagerDuty
8x8*	Health Catalyst	Progress Software*
Accolade	HealthEquity*	PROS Holdings
AppFolio*	Model N*	Q2*
Bandwidth	Momentive Global*	Qualys
Blackbaud	nCino*	Rapid7
E2open	New Relic	SPS Commerce
*Added to our peer group for fiscal 2024.

We added the indicated companies to the peer group for fiscal 2024 to help ensure a robust and well-balanced group given the acquisition of Sumo Logic and the potential acquisition of our prior peer Workiva at the time our compensation committee reviewed our peer group. Market data from the peer group was used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.
Elements of our Executive Compensation Program
Base Salaries
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. We establish the initial base salaries of our executive officers through arm’s-length negotiation when we hire the individual executive officer, considering the relevant position, qualifications, experience, and the base salaries of our other executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
In November 2022, the compensation committee reviewed the base salaries of our executive officers considering a market analysis prepared by FW Cook, the recommendations of our management team, and other factors like the stock price reduction described above. The compensation committee does not benchmark base salary to any specific percentile, but it generally reviews the market median when considering salary changes. Our Chief Executive Officer and other NEOs' fiscal 2024 base salaries were kept the same as their fiscal 2023 base salaries, except for Mr. Gandhi who received an increase in connection with his promotion to Chief Financial Officer in March of 2023.
The base salaries of our NEOs during fiscal 2023 and 2024 were as follows:
Base Salaries

Named Executive Officer	Fiscal 2023 Base Salary ($)	Fiscal 2024 Base Salary ($)	Increase from Fiscal 2023 (%)
Chaim Indig	$515,000	$515,000	—%
Randy Rasmussen	400,000	400,000	—%
Balaji Gandhi	300,000	400,000(1)	33.3%
Evan Roberts	400,000	400,000	—%
David Linetsky	400,000	400,000	—%
Allison Hoffman	350,000	350,000	—%

_______________________
(1)Mr. Gandhi's Fiscal 2024 salary was adjusted in March 2023 in connection with his promotion to Chief Financial Officer.
The compensation committee also reviewed salaries in December 2023 for fiscal 2025 and did not make any adjustments to any of our NEOs' base salaries for the second consecutive pay cycle, including that of our Chief Executive Officer whose salary has not been increased in the past three pay cycles.

Cash Incentive Bonuses
Our executive officers, including our NEOs, are eligible for bonuses pursuant to our Senior Executive Cash Incentive Bonus Plan, which provides for a bi-annual bonus payout based upon achievement of predetermined Company performance targets, including revenue, and Adjusted EBITDA. 30% of the bonus is based on results for the first half of our fiscal year and the remaining 70% is based on results for the full fiscal year. The year is divided to drive operational immediacy and to recognize the challenge of setting goals in a high growth company; however, performance for the full fiscal year has a higher weighting than the first fiscal half because the Company believes that annual results make a bigger difference in driving long-term stock price performance.
Each named executive officer was assigned a target annual cash incentive compensation opportunity under our Senior Executive Cash Incentive Bonus Plan, which was calculated as a percentage of annual base salary for fiscal 2024. In November 2022 and 2023, the compensation committee reviewed the target annual cash incentive compensation opportunities of our executive officers. The compensation committee generally references the median within our peer group when assessing and making determinations of target annual cash opportunities (base salary plus target bonus) for our executive officers. The compensation committee determined the target annual cash incentive compensation opportunities for Mr. Indig remain at 100% of his fiscal 2024 annual base salary and that the target annual cash incentive compensation opportunities for Messrs. Gandhi, Rasmussen, Roberts, Linetsky and Ms. Hoffman are 75%, 75%, 75%, 75%, and 71% respectively, of their fiscal 2024 annual base salaries. Messrs. Gandhi and Rasmussen's target payouts are prorated in the table below to reflect the transition of the Chief Financial Officer role in March 2023.
Target Performance-Based Incentive for Fiscal 2024

Named Executive Officer	Base Salary ($)	Target Annual Performance-Based Incentive as Percent of Base Salary(2)	Target Performance-Based Incentive Under the Bonus Plan ($)
Chaim Indig	515,000	100%	515,000
Balaji Gandhi	400,000	75%	293,014(1)
Randy Rasmussen	400,000	75%	73,151(1)
Evan Roberts	400,000	75%	300,000
David Linetsky	400,000	75%	300,000
Allison Hoffman	350,000	71%	250,000
_______________________
(1)These amounts are prorated to reflect the transition of the Chief Financial Officer role in March 2023.
(2)Rounded to the nearest percentage.

Fiscal 2024 Incentive Bonus Plan Design
The compensation committee approved the Senior Executive Cash Incentive Bonus Plan performance measures, the related target levels and the payment percentages for each of the performance measures for the two halves of the fiscal 2024 bonus plan in April 2023 (30% weighting for the first fiscal half performance and 70% weighting for the full fiscal year performance). The performance measures for our Senior Executive Cash Incentive Bonus Plan were based entirely on our corporate achievement against two corporate performance measures for our business: revenue (50% weighting) and Adjusted EBITDA (50% weighting). These performance measures (and their relative weighting) are designed to balance profitability and efficiency with growth. The performance goals for the two performance measures, as well as the weighting of the two measures, were set in April 2023 by our compensation committee, and bonuses for the first half of and full fiscal year 2024 were calculated based on adherence to this preestablished formulaic approach with no discretionary adjustments from our compensation committee. We previously used revenue, adjusted free cash flow, average number of healthcare services clients ("AHSCs") and healthcare services revenue per AHSC as our performance measures. However, we updated our performance measures to include only revenue and Adjusted EBITDA to more closely align with our intention to drive profitable growth by placing a greater focus on revenue generation and our goal of becoming Adjusted EBITDA positive.
The goals for each of these performance measures were reviewed and approved by our compensation committee, with input from our management. These goals were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives and industry and economic conditions and trends at the time the target levels were set. Our performance measures are defined as follows:
Revenue means GAAP revenue reported in our statements of operations.

Adjusted EBITDA means net income or loss before interest income, net, provision for (benefit from) income taxes, depreciation and amortization, and before stock-based compensation expense, loss on extinguishment of debt and other (income) expense, net.
The target performance levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the first half of fiscal 2024 were $166.4 million for revenue and negative $38.25 million for Adjusted EBITDA. The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the full fiscal 2024 were $354.4 million for revenue and negative $44.09 million for Adjusted EBITDA. Our NEOs were eligible for annual incentive compensation payouts based on revenue for full fiscal 2024 only if we met or exceeded 93.3% of the revenue goal. The compensation committee set a high threshold between 93.3% to105% for revenue to ensure that incentive payments would only follow significant achievement. Revenue achievement of 105% of the revenue goal and 200% of the Adjusted EBITDA goal (i.e., negative $34.7 million of Adjusted EBITDA) each result in a maximum payout of 150%. Total payouts were capped for each measure at 150% of the target annual cash incentive opportunity to manage potential incentive compensation costs and manage risk-taking incentive.
In August 2021, we determined that it would be beneficial to us to conserve cash by providing all employees that participate in the Senior Executive Cash Incentive Plan, including our NEOs, with the choice to be paid 0%, 50% or 100% of their earned cash incentive bonus in the form of fully-vested RSUs, with such number of RSUs being determined with reference to the closing price of our shares on the NYSE on the date that such RSUs are granted. Any portion of a participant's earned cash incentive bonus paid in RSUs is paid out at a 15% premium to recognize additional stockholder and liquidity risk. It is not a significantly different premium than the Company would pay to an outsider for equity financing, which is comparable to what is happening when employees are paid in stock rather than cash. Further, bonus RSUs granted to our Chief Executive Officer and to our Chief Operating Officer are subject to a one-year holding period requirement after the reduction of the initial grant amount for any shares withheld to cover applicable taxes.
Performance in Fiscal 2024 and Resulting Bonus Payouts
Our compensation committee assessed performance and determined payouts under our Senior Executive Cash Incentive Bonus Plan measuring actual performance against pre-established performance goals for the performance period. For the first half of fiscal 2024, which had a 30% weighting, we exceeded our performance goals, resulting in a total bonus funding percentage for the first half goals of 134.8%.
Target Bonuses Funded in the First Fiscal Half of 2024 (30% Weighting)

Performance Measure	Goal ($ in thousands)	Result ($ in thousands)	Actual Achievement of Goal (%)	Payout Based on Plan (%)
Revenue	$166,417	$169,675	102.0%	119.6%
Adjusted EBITDA	$(38,247)	$(25,299)	213.7%	150.0%
For the full fiscal year 2024, which has a 70% weighting in the overall bonus payment, we exceeded the performance goals under the Senior Executive Cash Incentive Bonus Plan and the resulting total funding percentage was 110.2% of the bonus target for the annual portion.

Target Bonuses Funded in the Second Half of Fiscal 2024 (70% Weighting)

Performance Measure	Goal ($ in thousands)	Result ($ in thousands)	Actual Achievement of Target (%)	Payout Based on Plan (%)
Revenue	$354,360	$356,299	100.5%	105.5%
Adjusted EBITDA	$(44,089)	$(35,379)	129.8%	114.9%
The overall weighted average payout for fiscal 2024 was 117.6%, including both of the 134.80% for the first half fiscal 2024 payout (which has a 30% weighting) and the 110.2% payout for the 70% weighted annual portion. The total payouts to our NEOs under the Senior Executive Cash Incentive Bonus Plan in fiscal 2024 who elected fully vested RSUs were paid at a 15% premium. Awards were as follows:

Named Executive Officer	Fiscal 2024 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Actual Weighted Fiscal 2024 Incentive Earned at 117.6% Target Opportunity ($)	Fiscal 2024 Actual Performance-Based Incentive Compensation Paid as Cash ($)	Fiscal 2024 Actual Performance-Based Incentive Compensation Paid as Equity ($)
Chaim Indig (1)	$515,000	$575,564	$—	$661,899
Randy Rasmussen (1)(2)	300,000	75,000	—	86,250
Balaji Gandhi (1)	293,014	327,472	—	376,593
Evan Roberts (1)	300,000	335,280	—	385,572
David Linetsky (3)	300,000	335,280	167,640	192,786
Allison Hoffman (1)	250,000	279,400	—	321,310
_______________________
(1)At the beginning of fiscal 2024, each of our NEOs, except Mr. Linetsky, elected to receive 100% of their cash bonuses in fully-vested RSUs, paid at a 15% premium to the earned cash bonus amount. This ability to convert cash bonus to RSUs was offered to all of our bonus eligible employees. Our Chief Executive Officer and our Chief Operating Officer are required to hold their vested bonus shares (after any tax withholding) for at least one year after the grant date.
(2)Mr. Rasmussen was paid a pro-rated amount of his target bonus in connection with the terms of his separation agreement with the Company. Mr. Rasmussen elected to receive 100% of his cash bonus in fully-vested RSUs so his actual bonus award was paid at a 15% premium to the pro-rated amount.
(3)At the beginning of fiscal 2024, Mr. Linetsky elected to receive 50% of his cash bonus in fully-vested RSUs, paid at a 15% premium to his earned cash bonus amount.
Equity Compensation
Our equity grant program is intended to align the interests of our NEOs with those of our stockholders and to motivate them to make important contributions to our performance. Equity grants with a time-based vesting feature are awarded to promote executive retention, while performance equity provides a return for outperforming alternative investments that could have been made by our stockholders.
During the fiscal year ended January 31, 2024, we granted RSUs and PSUs to our NEOs. The time-vested RSUs vest 25% per year over four years, while the PSUs cliff vest three years after the grant to the extent they are earned for relative TSR performance.
In fiscal 2024, we granted PSUs as part of our annual equity award program for our executive officers. Our compensation committee reaffirmed its commitment to aligning our NEOs' compensation with the interests of our shareholders by significantly increasing the proportion of PSUs to RSUs for each NEO's fiscal 2024 equity grant, therefore placing more compensation "at risk" based on the future performance of our stock price. Our Chief Executive Officer was granted target PSUs for 80% of his target annual equity value, which was an increase in PSU weighting from 50% last year, in order to more completely align his rewards from equity with the long-term performance of the Company for shareholders. In addition, Messrs. Gandhi, Roberts and Linetsky were each granted target PSUs for 80% of their respective target annual equity, and Ms. Hoffman was granted target PSUs for 60% of her target annual equity.1 We believe that PSUs further align the interests of our NEOs and our shareholders by providing our NEOs with exposure to stock price performance relative to alternative investments.
Each PSU cliff vests three years from the grant date if the performance condition is met. The Company’s performance expectation is above the median and the PSUs are earned at target if three-year TSR performance is at the 60th percentile relative to the constituents of the Russell 3000 stock index using the price on the date of grant and the 20 trading-day volume weighted average price at the end of the three-year performance period in order to neutralize the effect of daily price volatility on the final outcome (the 20 day average is used for both the index and Phreesia). Awards may be earned between 0% and 220% of target as described in the following table; however, there is no ability to earn awards above the target level if three-year relative TSR is negative.

Earn out (% Target)	Relative TSR
220.0%	90P
100.0%	60P
95.0%	50P
35%	20P
0%	Below 20P
•Vesting subject to interpolation for TSR between the 20th percentile and the 90th percentile
•The maximum payout shall be 100% if Phreesia's TSR for the Performance Period is negative
The target number of PSUs granted is determined by the compensation committee based on the PSUs target value (i.e., shares earned if the relative TSR is at the 60th percentile multiplied by the notional stock price for grants that reflects the trading level during the time compensation committee decision discussions were occurring). The target value is used because it is how both the compensation committee and our executive officers view the PSU awards. The value reported in the Summary Compensation Table is estimated using a complex Monte Carlo Simulation model and is not necessarily the same as the target value. We believe that PSUs further align our executive officers’ interests with those of our shareholders in order to create shareholder value, both based on the performance of the underlying business, and based on share price performance. The equity award values approved by the compensation committee were based on a notional $20 share price, which was similar to the stock price when equity grant discussions began in the third fiscal quarter. NEO target equity awards were:

Named Executive Officer	Target PSU Value at $20 ($ in thousands) (1)	Target RSU Value at $20 ($ in thousands)	Target Equity Award Value at $20 ($ in thousands)
Chaim Indig	$3,360	$840	$4,200
Randy Rasmussen (2)	—	—	—
Balaji Gandhi (3)	1,760	440	2,200
Evan Roberts	1,760	440	2,200
David Linetsky	1,760	440	2,200
Allison Hoffman	915	610	1,525
1 Mr. Rasmussen was not granted equity in fiscal 2024 (other than in connection with his cash bonus elections) because he left his role as Chief Financial Officer in March 2023, prior to the fiscal 2024 grant date in January 2024.

(1)
Value of target PSU awards is the number of awards earned for target performance multiplied by the fixed notional $20 price used to inform compensation committee discussions in December 2023 and was similar to the stock price when equity grant discussions began in the third fiscal quarter, preceding the January 2024 equity grants.

(2)	Mr. Rasmussen left the Company in March 2023 before our compensation committee determined his target fiscal 2024 equity award value.
(3)	In fiscal 2024, Mr. Gandhi was granted additional PSUs in March 2023, in conjunction with his promotion to Chief Financial Officer.
In fiscal 2024, our compensation committee reduced all of our NEOs' intended target annual long-term incentive award grants relative to fiscal 2023. The reduction was based on the compensation committee's calculations using the notional $20 share price that reflected the trading price of our stock in the fiscal third quarter when equity grant discussions began. The target grant value reductions were made to consider the fact that the stock price was lower than in the prior three fiscal years. In addition, the compensation committee set target annual long-term incentive awards so that they were below the median of our peer group for fiscal 2024 using the notional $20 share price that was similar to the stock price when equity grant discussions began in the third fiscal quarter.
The first PSUs that we granted to our NEOs in fiscal 2021 ended their three-year performance period during fiscal 2024. None of these 2021 PSUs were earned because three-year performance was below the 20th percentile relative to constituents of the Russell 3000 stock. The 2021 PSU outcome was based on the original grant formula with no discretionary adjustments by our compensation committee. The forfeiture of all of the 2021 PSUs was not considered in determining the equity awarded to each NEO in fiscal 2024.
Target Annual Long-Term Incentive

Named Executive Officer	Fiscal 2023 Target Annual Long-Term Incentive Award ($ in thousands)	Fiscal 2024 Target Annual Long-Term Incentive Award ($ in thousands) (1)	Reduction (%)
Chaim Indig	$5,000	$4,200	(16)%
Randy Rasmussen	2,600	—	(100)%
Balaji Gandhi	900	2,200	144%
Evan Roberts	2,600	2,200	(15)%
David Linetsky	2,600	2,200	(15)%
Allison Hoffman	1,785	1,525	(15)%
___________
(1) Target Annual Long-Term Incentive Awards are defined as the total target value of PSUs and RSUs as determined by the compensation committee and for fiscal 2024 are based on a notional $20 share price.

Total Direct Compensation
In January 2023, our compensation committee determined fiscal 2024 target total direct compensation for each of our NEOs, except for the equity portion of target total direct compensation, which was determined near the end of fiscal 2024 in December 2023. Target total direct compensation is the total target value of each NEO's (i) base salary, (ii) target bonus, excluding the 15% premium received if that bonus is elected to be paid in equity, and (iii) target equity compensation, as determined by the compensation committee in December 2023 based on a notional $20 stock price that was similar to the stock price when equity grant discussions began in the third fiscal quarter. Target total direct compensation for fiscal year 2024 was reduced for each of our NEOs and was set below the median target total direct compensation of our peer group.
Target Total Direct Compensation

Named Executive Officer	Fiscal 2023 Target Total Direct Compensation ($ in thousands)	Fiscal 2024 Target Total Direct Compensation ($ in thousands)	(Decrease) Increase (%)

Chaim Indig	$6,030	$5,230	(13)%
Randy Rasmussen	3,300	700	(79)%
Balaji Gandhi	1,975	2,893	46%
Evan Roberts	3,300	2,900	(12)%
David Linetsky	3,300	2,900	(12)%
Allison Hoffman	2,385	2,125	(11)%

The compensation committee assesses and determines the amount of cash and equity compensation for our executive officers as part of its annual compensation review and after considering context from a competitive market analysis prepared by FW Cook, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the relative level of each officer within our leadership structure, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”), and the total potential dilution to stockholders (our “overhang”) in relation to the companies in our compensation peer group.
Our compensation committee has also adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, our compensation committee has delegated certain limited authority to an equity committee, made up of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources to grant routine new hire or promotion equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act, or to employees that report to our Chief Executive Officer. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Executive Stock Ownership Guidelines
To further align the interests of our directors and executive officers with those of our shareholders, our Board has adopted stock ownership guidelines. Under these guidelines, our Chief Executive Officer must own Phreesia stock with a value at least equal to six times his annual base salary. Our other executive officers must own stock with a value at least equal to their annual base salaries. Our executive officers may satisfy these guidelines by ownership of shares of our common stock, RSUs and DSUs, each of which may be owned directly or indirectly by such executive officer. Our executive officers are required to achieve these ownership levels within five years after the later of (i) March 21, 2023 (the date our Board adopted stock ownership guidelines) or (ii) the date of such executive officer's appointment. All of our named executive officers are making progress towards their achievement of these guidelines in the five-year time period.
Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans offered to employees, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.
Perquisites and Personal Benefits
We generally do not provide perquisites or personal benefits to our NEOs.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Code.
Employee Stock Purchase Plan
We provide additional long-term equity incentives through the ESPP, which was approved by our board in June 2019 and became effective immediately prior to the effectiveness of our registration statement filed in connection with our initial public offering. All of our employees, including our NEOs, may participate in our ESPP and may contribute, through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all directors, executive officers and their most senior direct reports, and all employees in the Company’s finance and legal departments, from engaging in derivative securities transactions, including hedging, with respect to Company securities and from pledging Company securities as collateral, or holding Company securities in a margin account.
Compensation Recovery ("Clawback") Policy
In accordance with SEC and NYSE requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial reporting measure during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017. On March 11, 2021, The American Rescue Plan Act of 2021 (the “ARPA”) was signed into law to assist in the economic and health recovery brought on by the COVID-19 pandemic. Beginning on or after January 1, 2027, the ARPA expands the applicability of Section 162(m) to also include the next five highest paid corporate officers so that the total number of covered employees subject to the $1 million deduction limitation will at least be 10. We expect all of the cash compensation and equity awards paid to our executive officers will be deductible under Section 162(m) for fiscal 2024.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards to executive officers in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our equity-classified stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all equity-classified share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
Executive Employment Arrangements
Chaim Indig
On January 25, 2021, we entered into a second amended and restated employment agreement with Chaim Indig, our Chief Executive Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Indig currently receives a fiscal 2025 base salary of $515,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $515,000. Mr. Indig remains subject to our standard employment, confidential information and invention assignment agreement.

Randy Rasmussen
On April 29, 2021, we entered into a second amended and restated employment agreement with Randy Rasmussen, our former Chief Financial Officer (until March 2023), which became effective on May 1, 2021. The second amended and restated employment agreement provided for at will employment and did not have a specific term. Mr. Rasmussen received a fiscal 2023 base salary of $400,000 per year, and was eligible to receive an annual bonus with a target opportunity equal to $300,000. In connection with Mr. Rasmussen departing from his role as Chief Financial Officer on March 24, 2023, Mr. Rasmussen provided advisory services to the Company for a short period of time. On April 26, 2023 we entered into a Confidential Transition and Separation Agreement and General Release with Mr. Rasmussen pursuant to which, following his departure, consistent with the terms of his employment agreement for an involuntary termination without cause, Mr. Rasmussen received (i) 12 months of his base salary in a lump sum of $400,000; (ii) his variable compensation for fiscal 2023; (iii) a prorated variable compensation payment for fiscal 2024 in the amount of $75,000; (iv) acceleration of all time-based equity awards that otherwise would have become fully exercisable or non-forfeitable during the 12-month period following his separation date; and (v) payment of the employer portion of COBRA coverage for up to 12 months following his separation date.
Balaji Gandhi
On March 24, 2023, we entered into a second amended and restated employment agreement with Balaji Gandhi, our Chief Financial Officer, which became effective on March 24, 2023. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Gandhi currently receives a fiscal 2025 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Gandhi remains subject to our standard employment, confidential information and invention assignment agreement.
Evan Roberts
On January 25, 2021, we entered into a second amended and restated employment agreement with Evan Roberts, our Chief Operating Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Roberts currently receives a fiscal 2025 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Roberts remains subject to our standard employment, confidential information and invention assignment agreement.
David Linetsky
On January 25, 2021, we entered into a second amended and restated employment agreement with David Linetsky, our Senior Vice President, Life Sciences, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Linetsky currently receives a fiscal 2025 base salary of $400,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $300,000. Mr. Linetsky remains subject to our standard employment, confidential information and invention assignment agreement.
Allison Hoffman
On January 25, 2021, we entered into an amended and restated employment agreement with Allison Hoffman, our General Counsel and Secretary, which became effective on February 1, 2021. The amended and restated employment agreement provides for at will employment and does not have a specific term. Ms. Hoffman currently receives a fiscal 2025 base salary of $350,000 per year, and she is eligible to receive an annual bonus with a target opportunity equal to $250,000. Ms. Hoffman remains subject to our standard employment, confidential information and invention assignment agreement.
Executive Change of Control and Severance Benefits
Each of our NEOs’ employment agreements provides that, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreement) outside of a “change in control” (as defined in the agreement) or if the executive terminates employment for “good reason” (as defined in the agreement), then subject to the execution and effectiveness of a separation agreement and a general release of claims in our favor, the executive is entitled to receive (i) continuation of the executive’s base salary for 12 months (18 months for Mr. Indig) and the executive’s pro-rated bonus for the year of termination based on actual performance, (ii) acceleration of all unvested time-based stock options and stock-based awards (“Time-Based Equity Awards”) that would vest in the 12-month period following the date of termination (18 months for Mr. Indig), and (iii) subject to the executive’s co-payment of premium amounts at the applicable active employee’s rate and the executive’s proper election to receive benefits under COBRA, a monthly payment equal to the monthly employer contribution that we would have made to provide health insurance to the executive if the executive had remained employed by us until the earlier of 12 months (18 months for Mr. Indig) following the date of termination, the executive’s eligibility for group medical plan benefits under another employer’s group medical plan, or the executive’s continuation rights under COBRA terminates.
Each of our NEOs’ employment agreements provides that 50% of each executive’s Time-Based Equity Awards will accelerate and become exercisable upon a Change in Control (as defined in the agreement), and the remaining unvested Time-Based Equity Awards will accelerate and become exercisable on the first anniversary of the Change in Control, subject to the executive’s continued service through such date. In addition, if the executive is terminated within 24 months following a Change in Control, all remaining Time-Based Equity Awards will accelerate and become exercisable upon termination and, in lieu of the severance payments and benefits described in the preceding paragraph, (i) Mr. Indig will be entitled to receive (A) two times the sum of his base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to his election to receive COBRA benefits and his co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits, and (ii) each of Messrs. Gandhi, Roberts, Linetsky, and Ms. Hoffman will be entitled to receive (A) one and one-half times the sum of their respective base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to election to receive COBRA benefits and co-payment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits. The receipt of such payments and benefits are all subject to execution and non-revocation by the executive of a separation agreement and release in a form and manner satisfactory to us.
If any of the payments provided for under the employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive officer. We are not required to provide any tax gross-up payments to the executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of Phreesia, Inc. has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this Proxy Statement required by Item 402(b) of Regulation S-K under the Exchange Act with management, and based on such review and discussion, the compensation committee recommended to our Board of Directors that this “Compensation Discussion and Analysis” section be included in this Proxy Statement for the 2024 Annual Meeting.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
PHREESIA, INC.

Michael Weintraub, Chair
Edward Cahill
Gillian Munson

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Compensation Tables

Fiscal 2024 Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our NEOs during the fiscal years ended January 31, 2024, 2023, and 2022.

Name and Principal Position	Year	Salary ($)(10)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation($)(3)		Total ($)
Chaim Indig, Chief Executive Officer	2024	495,027		7,778,280	(5)	—	—		8,273,308
	2023	515,000		7,089,450	(5)	—	—		7,604,450
	2022	515,000		8,191,163	(5)	215,064	—		8,921,227
Randy Rasmussen,	2024	100,000	(11)	150,804	(12)	—	3,081,798	(3)	3,332,602
Former Chief Financial Officer	2023	400,000		3,545,056	(6)	—	—		3,945,056
	2022	361,250		5,906,536	(6)	108,576	—		6,376,362
Balaji Gandhi, Chief Financial Officer	2024	369,904	(4)	5,543,313	(7)	—	—		5,913,217
Evan Roberts, Chief Operating Officer	2024	384,487		4,115,206	(8)	—	—		4,499,693
	2023	400,000		3,545,056	(8)	—	—		3,945,056
	2022	375,000		3,931,649	(8)	108,576	—		4,415,225
David Linetsky, SVP, Life Sciences	2024	384,487		3,912,412	(8)	177,315	—		4,474,215
	2023	400,000		3,370,573	(8)	151,645	—		3,922,218
	2022	375,000		3,931,649	(8)	108,576	—		4,415,225
Allison Hoffman, General Counsel	2024	336,426		2,703,860	(9)	—	—		3,040,286
	2023	350,000		2,488,338	(9)	—	—		2,838,338
	2022	325,000		2,634,568	(9)	93,960	—		3,053,528
_______________________
(1)    The amounts reported represent the aggregate grant date fair value of the RSUs and PSUs awarded to our NEOs during the applicable fiscal year, including their first half and full year fiscal 2024 bonuses that were paid in shares at a 15% premium to cash, if so elected, as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in the notes to our financial statements included in our 2024 Annual Report. The amounts reported in this column reflect the accounting cost for the RSUs and PSUs and do not correspond to the actual economic value that may be received by the NEO upon vesting, settlement or sale of any of the underlying shares of our common stock.
(2)    The amounts reported represent the incentive bonuses earned by the NEO during the applicable fiscal year, based upon the achievement of certain individual and Company metrics pursuant to the terms and conditions of our Senior Executive Cash Incentive Bonus Plan. Each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs at a premium of 15% to the earned cash bonus amount for the bonus payment of fiscal 2024 (except for Mr. Linetsky, who elected to receive 50% of his cash bonus in fully-vested RSUs and 50% in cash), and that portion of each NEO's bonus paid as fully-vested RSUs is reflected under the Stock Awards column. For Messrs. Indig, Gandhi, Roberts, Linetsky, and Ms. Hoffman, the fiscal 2024 bonus amount that was paid in RSUs and is reflected in the Stock Awards column is $657,397, $374,032, $382,950, $191,475, and $319,125, respectively.

(3)     The amount reported represents severance paid to Mr. Rasmussen in connection with his termination of employment in the amount of $ 3,081,798, comprised of $742,450 in cash severance payments, including Mr. Rasmussen's prorated annual bonus for fiscal 2024 and target bonus for fiscal 2023 and $16,082 in company-paid COBRA premiums. The amount reported additionally represents $2,323,266, which is the intrinsic value of the accelerated vesting of Mr. Rasmussen’s equity awards in connection with his termination of employment.
(4)     Mr. Gandhi's salary increase was effective March 24, 2023 in conjunction with his promotion to Chief Financial Officer.
(5)    We granted Mr. Indig PSUs during fiscal 2022, 2023, and 2024. We estimate the fair value of PSUs as follows: each award vests in zero to two shares for fiscal 2022, and zero to 2.2 shares for fiscal 2023 and 2024, of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Indig included within the Stock Awards column, based on the probability of outcomes of the awards is $6,118,560 for fiscal 2024, $3,990,369 for fiscal 2023 and $4,414,672 for fiscal 2022. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $13,460,832 for fiscal 2024, $8,778,799 for fiscal 2023 and $8,829,344 for fiscal 2022.
(6)    We granted Mr. Rasmussen PSUs during fiscal 2022 and 2023. We estimate the fair value of PSUs as follows: each award vests in zero to two shares for fiscal 2022, and zero to 2.2 shares for fiscal 2023, of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Rasmussen included within the Stock Awards column, based on the probability of outcomes of the awards is $1,596,125 for fiscal 2023 and $2,290,817 for fiscal 2022. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $3,511,475 for fiscal 2023 and $4,581,634 for fiscal 2022.
(7)    We granted Mr. Gandhi PSUs during fiscal 2024. We estimate the fair value of PSUs as follows: each award vests in zero to 2.2 shares for fiscal 2024 of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Gandhi included within the Stock Awards column, based on the probability of outcomes of the awards is $3,967,528 for fiscal 2024. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $8,728,539 for fiscal 2024.
(8)    We granted Messrs. Roberts and Linetsky PSUs during fiscal 2022, 2023, and 2024. We estimate the fair value of PSUs as follows: each award vests in zero to two shares for fiscal 2022, and and zero to 2.2 shares for fiscal 2023 and 2024, of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Messrs. Roberts and Linetsky included within the Stock Awards column, based on the probability of outcomes of the awards is $3,204,960 for fiscal 2024, $1,596,125 for fiscal 2023, and $1,765,869 for fiscal 2022. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $7,050,912 for fiscal 2024, $3,511,475 for fiscal 2023, and $3,531,737 for fiscal 2022.
(9)    We granted Ms. Hoffman PSUs during fiscal 2022, 2023, and 2024. We estimate the fair value of PSUs as follows: each award vests in zero to two shares for fiscal 2022, and zero to 2.2 shares for fiscal 2023 and 2024, of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Ms. Hoffman included within the Stock Awards column, based on the probability of outcomes of the awards is $1,666,215 for fiscal 2024, $1,093,323 for fiscal 2023, and $1,154,566 for fiscal 2022. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $3,665,673 for fiscal 2024, $2,405,322 for fiscal 2023, and $2,309,131 for fiscal 2022.
(10)     Salary payments for fiscal 2024 are less than the total cash compensation for that year due to a change in the Company's payroll cadence from bi-monthly payments to bi-weekly in arrears payments in December 2023. The unpaid amounts were included as adjustments to our NEOs' fiscal 2025 salary payments.
(11)    The amount reported reflects a prorated base salary for Mr. Rasmussen’s partial year of service with us.
(12)    The amount reported represents the incremental fair value from acceleration of vesting of awards in fiscal 2024 in connection with termination of Mr. Rasmussen’s employment with the Company.

Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to our NEOs during the fiscal year ended January 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
Chaim Indig	PSU (1)	01/02/24	—	—	58,800	168,000	369,600	—	6,118,560
	RSU	01/02/24	—	—	—	—	—	42,000	963,480
	1H Bonus (2)	09/12/23	—	—	—	—	—	11,260	239,500
	2H/FY Bonus (2)	01/31/24	—	—	—	16,544	24,816	—	456,740
Randy Rasmussen	PSU (1)	01/02/24	—	—	—	—	—	—	—
	RSU	01/02/24	—	—	—	—	—	—	—
	1H Bonus (2)	09/12/23	—	—	—	—	—	—	—
	2H/FY Bonus (2)	01/31/24	—	—	—	—	—	—	—
Balaji Gandhi	PSU (1)	01/02/24	—	—	30,800	88,000	223,282	—	3,204,960
	RSU	01/02/24	—	—	—	—	—	22,000	504,680
	PSU (3)	03/24/23	—	—	—	13,492	—	—	762,568
	RSU	03/24/23	—	—	—	—	—	21,428	674,982
	1H Bonus (2)	09/12/23	—	—	—	—	—	6,406	136,256
	2H/FY Bonus (2)	01/31/24	—	—	—	9,413	14,120	—	259,868
Evan Roberts	PSU (1)	01/02/24	—	—	30,800	88,000	193,600	—	3,204,960
	RSU	01/02/24	—	—	—	—	—	22,000	504,680
	1H Bonus (2)	09/12/23	—	—	—	—	—	6,559	139,510
	2H/FY Bonus (2)	01/31/24	—	—	—	9,637	14,456	—	266,056
David Linetsky	PSU (1)	01/02/24	—	—	30,800	88,000	193,600	—	3,204,960
	RSU	01/02/24	—	—	—	—	—	22,000	504,680
	1H Bonus (2)	09/12/23	—	—	—	—	—	3,279	69,744
	2H/FY Bonus (2)	01/31/24	105,000	157,500	—	4,819	7,228	—	133,028
Allison Hoffman	PSU (1)	01/02/24	—	—	16,013	45,750	100,650	—	1,666,215
	RSU	01/02/24	—	—	—	—	—	30,500	699,670
	1H Bonus (2)	09/12/23	—	—	—	—	—	5,466	116,262
	2H/FY Bonus (2)	01/31/24	—	—	—	8,031	12,047	—	221,713
_______________________
(1)On January 2, 2024 the Company granted PSUs to all NEOs. Each award is eligible to vest up to 220% of target based on the Company’s TSR, relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period for the purposes of this table and the Summary Compensation Table. The lowest payout point represented within the threshold column is 35%, with the maximum being 220%. We recognize the grant date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.
(2)Per the Senior Executive Cash Incentive Bonus Plan, non-equity incentive plan awards are paid out in cash based on the performance during fiscal year 2024. The payouts of these cash bonuses range from 0%-150% of the target bonus amount, with no minimum amount once exceeding the 0% threshold. For the first half and full year fiscal 2024 bonus that was paid out in the second half of fiscal 2024 and first half of fiscal 2025, respectively, each of our NEOs elected to receive 100% of their cash bonuses in fully-vested RSUs at a 15% premium to the earned cash amount (subject to a one-year holding period for our Chief Executive Officer and our Chief Operating Officer), except Mr. Linetsky, who elected to receive 50% of his cash bonus in fully-vested RSUs and 50% in cash.
(3)On March 24, 2023 the Company granted PSUs to Mr. Gandhi in connection with his promotion to Chief Financial Officer. That award is eligible to vest up to 220% of target based on the Company’s TSR, relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The lowest payout point represented within the threshold column is 35%, with the maximum being 220%. We recognize the grant date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.

Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during the fiscal year ended January 31, 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Chaim Indig	12,453	248,811	159,952	3,971,825
Randy Rasmussen	—	—	79,614	2,396,833
Balaji Gandhi	—	—	33,079	830,493
Evan Roberts	60,000	945,000	94,444	2,344,418
David Linetsky	11,853	177,398	68,453	1,700,688
Allison Hoffman	—	—	55,044	1,422,074
_______________________
(1)Calculated by multiplying the number of shares of stock released by the fair value of such shares on the release date.

Outstanding Equity Awards at Fiscal 2024 Year-End Table
The following table sets forth information regarding outstanding equity awards held by our NEOs as of January 31, 2024:

		Option Awards(1)					Stock Awards (2)			Equity Incentive Plan Awards
		Number of securities underlying unexercised options
Name (15)	Grant date	exercisable (#)		un-exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock not vested (#)		Market value of shares or units of stock not vested ($)(3)	Number of unearned shares, units or other rights not vested (#)		Market or payout value of unearned shares, units or other rights not vested ($)(3)
Chaim Indig	12/19/14	7	(4)	—	2.03	12/18/24	—		—	—		—
	01/31/18	23,703	(4)	—	4.71	01/30/28	—		—	—		—
	03/27/19	465,809	(4)	—	8.03	03/26/29	—		—	—		—
	01/15/21	—		—	—	—	22,236	(5)(6)	566,573	—	(10)	—
	01/14/22	—		—	—	—	45,710	(5)(8)	1,164,691	91,420	(11)	2,329,382
	01/15/23	—		—	—	—	52,951	(5)(9)	1,349,191	70,601	(12)	1,798,913
	01/02/24	—		—	—	—	42,000	(5)(9)	1,070,160	168,000	(13)	4,280,640
Balaji Gandhi	08/16/19	5,625	(4)	—	26.67	7/7/2029	—		—	—		—
	01/15/21	—		—	—	—	2,541	(5)(6)	64,745	—	(10)	—
	01/14/22	—		—	—	—	11,251	(5)(8)	286,675	14,767	(11)	376,263
	01/15/23	—		—	—	—	19,591	(5)(9)	499,179	16,238	(12)	413,744
	03/24/23	—		—	—	—	21,428	(5)(9)	545,985	13,492	(14)	343,776
	01/02/24	—		—	—	—	22,000	(5)(9)	560,560	88,000	(13)	2,242,240
Evan Roberts	12/19/14	23,330	(4)	—	2.03	12/18/24	—		—	—		—
	01/31/18	44,935	(4)	—	4.71	01/30/28	—		—	—		—
	03/27/19	22,755	(4)	—	8.03	01/16/29	—		—	—		—
	01/15/21	—		—	—	—	11,436	(5)(6)	291,389	—	(10)	—
	01/14/22	—		—	—	—	26,722	(5)(8)	680,877	36,568	(11)	931,753
	01/15/23	—		—	—	—	33,888	(5)(9)	863,466	28,240	(12)	719,555
	01/02/24	—		—	—	—	22,000	(5)(9)	560,560	88,000	(13)	2,242,240
David Linetsky	01/15/21	—		—	—	—	11,436	(5)(6)	291,389	—	(10)	—
	01/14/22	—		—	—	—	26,722	(5)(8)	680,877	36,568	(11)	931,753
	01/15/23	—		—	—	—	33,888	(5)(9)	863,466	28,240	(12)	719,555
	01/02/24	—		—	—	—	22,000	(5)(9)	560,560	88,000	(13)	2,242,240
Allison Hoffman	08/24/20	—		—	—	—	26,963	(5)(7)	687,017	—		—
	01/15/21	—		—	—	—	7,624	(5)(6)	194,260	—	(10)	—
	01/14/22	—		—	—	—	17,580	(5)(8)	447,938	23,909	(11)	609,201
	01/15/23	—		—	—	—	23,298	(5)(9)	593,633	19,344	(12)	492,885
	01/02/24	—		—	—	—	30,500	(5)(9)	777,140	45,750	(13)	1,165,710
_______________________
(1)    Stock options granted prior to 2018 were granted pursuant to our 2006 Stock Option and Grant Plan, as amended. Stock options granted in 2018 through July 2019 were granted pursuant to our 2018 Stock Option and Grant Plan (the "2018 Plan").
(2)    RSUs granted prior to July 2019 were granted pursuant to our 2018 Plan, and RSUs granted after July 2019 were granted pursuant to our 2019 Plan.

(3)    This column represents the aggregate market value of the shares underlying RSUs or PSUs that have not vested as of January 31, 2024, based on the closing price of our common stock, as reported on the NYSE, of $25.48 per share on January 31, 2024, the last trading day of our fiscal year.
(4)    The shares subject to this stock option are fully vested.
(5)    In the event the NEO’s employment is terminated without “cause” or with “good reason” within 24 months of a change in control, 100% of the then-unvested shares subject to the award shall vest and, if applicable, become exercisable as of the NEO’s termination date.
(6)    10% of the RSUs vested on January 15, 2022, 20% of the RSUs vested on January 15, 2023, 30% of the RSUs vested on January 15, 2024 and 40% of the RSUs shall vest on January 15, 2025, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(7)    10% of the RSUs vested on August 24, 2021, 20% of the RSUs vested on August 24, 2022, 30% of the RSUs vested on August 24, 2023, and 40% of the RSUs shall vest on August 24, 2024, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(8)    6.25% of the RSUs shall vest per quarter over four years from the grant date, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(9)    25% of the RSUs vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, 25% vest on the third anniversary of the grant date, and 25% vest on the fourth anniversary of the grant date, subject to the NEO remaining continuously employed with us through each applicable vesting date.
(10)    On January 15, 2021, the Company granted PSUs. Each award vested at zero percent, resulting in no shares being issued, based the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(11)    On January 14, 2022, the Company granted PSUs. Each award shall vest on January 14, 2025, in zero to two shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(12)    On January 15, 2023, the Company granted PSUs. Each award shall vest on January 15, 2026, in zero to 2.2 shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(13)    On January 2, 2024, the Company granted PSUs. Each award shall vest on January 2, 2027, in zero to 2.2 shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(14)    On March 24, 2023, the Company granted PSUs to Mr. Gandhi in connection with his promotion to Chief Financial Officer. Each award shall vest on January 15, 2026, in zero to two shares of common stock per PSU based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.
(15)    Mr. Rasmussen did not hold any equity awards as of fiscal 2024 year-end.

Pension Benefits
Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.
 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments Upon Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our NEOs serving as of the end of fiscal 2024. The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2024, January 31, 2024, at a per share value of our common stock of $25.48, which is the closing market price per share on January 31, 2024. Payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)
Chaim Indig	Cash Severance	1,287,500	1,545,000
	Health Benefits	12,412	12,412
	Equity Acceleration(1)	2,157,392	4,150,616
	Total	3,457,304	5,708,028
Randy Rasmussen(2)	Cash Severance	742,450	—
	Health Benefits	16,082	—
	Equity Acceleration	2,323,266	—
	Total	3,081,798	—
Balaji Gandhi	Cash Severance	700,000	900,000
	Health Benefits	—	—
	Equity Acceleration(1)	651,090	1,957,144
	Total	1,351,090	2,857,144
Evan Roberts	Cash Severance	700,000	900,000
	Health Benefits	664	997
	Equity Acceleration(1)	1,059,790	2,396,292
	Total	1,760,454	3,297,289
David Linetsky	Cash Severance	700,000	900,000
	Health Benefits	4,029	6,044
	Equity Acceleration(1)	1,059,790	2,396,292
	Total	1,763,819	3,302,336
Allison Hoffman	Cash Severance	600,000	775,000
	Health Benefits	—	—
	Equity Acceleration(1)	1,497,409	2,699,988
	Total	2,097,409	3,474,988

_______________________

(1)	The value of RSU award vesting acceleration is based on the closing price of $25.48 per share of our common stock as of January 31, 2024. As of January 31, 2024 no individual had unvested stock options.
(2)
Mr. Rasmussen's payment amounts represent actual cash paid and equity accelerated in conjunction with his departure from the Company in April 2023. The acceleration value of Mr. Rasmussen's RSUs is based on the closing price of $34.05 per share of our common stock as of March 20, 2023.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive "compensation actually paid" to our NEOs by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($ in thousands)[1]	Compensation Actually Paid to PEO ($ in thousands)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($ in thousands)[3]	Average Compensation Actually Paid to Non-PEO NEOs ($ in thousands)[4]	Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]	Net Income ($ in thousands)[7]	Revenue ($ in millions)[8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$8,273	$(240)	$4,252	$1,010	$82.19	$188.24	$(136,885)	$356.30
2023	$7,604	$12,514	$3,664	$5,243	$120.94	$126.57	$(176,146)	$280.91
2022	$8,921	$(15,020)	$3,701	$(209)	$100.61	$150.33	$(118,161)	$213.23
2021	$6,405	$35,907	$2,819	$7,148	$210.61	$123.95	$(27,292)	$148.68

(1) This column represents the amount of total compensation reported for principal executive officer ("PEO") Mr. Indig (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation table. Please refer to the Executive Compensation Tables section of this Proxy Statement.

(2) This column represents the amount of “compensation actually paid” to Mr. Indig, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Indig during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Indig’s total compensation for each year to determine the “compensation actually paid”.

:

Fiscal Year	Reported Summary Compensation Table Total for PEO ($ in thousands)(a)	Reported Summary Compensation Table Value of PEO Equity Awards ($ in thousands)(b)	Adjusted Value of Equity Awards ($ in thousands)(c)	Compensation Actually Paid to PEO ($ in thousands)
2024	$8,273	$7,778	$(735)	$(240)
2023	$7,604	$7,089	$11,999	$12,514
2022	$8,921	$8,191	$(15,750)	$(15,020)
2021	$6,405	$5,500	$35,001	$35,907

a.This column represents the amount of total compensation reported for Mr. Indig for each corresponding year in the “Total” column of the Summary Compensation Table. Please refer to the Executive Compensation tables section of this Proxy Statement.
b.This column represents the grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement.
c.This column represents an adjustment to the amounts in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for Mr. Indig to arrive at “compensation actually paid” to Mr. Indig for that Subject Year, as computed in accordance with Item 402(v) of Regulation S-K. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year from the amounts reported in the Summary Compensation Table: (i) the year-end fair value of all equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year (from the end of the prior fiscal year) in fair value (whether positive or negative) of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of all awards granted in prior years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest at the end or during the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Year End Fair Value of Equity Awards Granted in the Year ($ in thousands)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($ in thousands)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($ in thousands)	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($ in thousands)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($ in thousands)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($ in thousands)	Adjusted Value of Equity Awards ($ in thousands)
2024	$7,189	$(6,297)	$679	$(1,735)	$(585)	$—	$(735)
2023	$6,637	$3,691	$686	$1,072	$—	$—	$11,999
2022	$7,266	$(15,645)	$—	$(7,897)	$—	$—	$(15,750)
2021	$5,629	$22,808	$—	$6,564	$—	$—	$35,001

The fair value or change in fair value, as applicable, of equity awards was determined by reference to (1) for RSU awards, the closing price of our common stock on the applicable measurement date and (2) for market-conditioned PSU awards, a Monte Carlo simulation as of the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined by reference to the closing price of our common stock on the applicable measurement date as the current market price.
(3) This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Indig) in the “Total” column of the Summary Compensation table in each applicable year. Please refer to the Executive Compensation Tables section of the Company’s Proxy Statement for the applicable year. The names of each of the NEOs (excluding Mr. Indig) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal 2024, Messrs. Rasmussen, Gandhi, Roberts, Linetsky and Ms. Hoffman; (ii) for fiscal 2023, Messrs. Rasmussen, Roberts and Linetsky and Michael Davidoff; (iii) for fiscal 2022, Messrs. Rasmussen, Thomas Altier (our former Chief Financial Officer), Roberts and Linetsky and Ms. Hoffman; and (iv) for fiscal 2021, Messrs. Altier, Roberts, Linetsky and Ms. Hoffman.
(4) This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Indig), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Indig) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Indig) for each year to determine the compensation actually paid, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($ in thousands)(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards ($ in thousands)(b)	Average Non-PEO NEO Adjusted Value of Equity Awards ($ in thousands)(c)	Average Compensation Actually Paid to Non-PEO NEOs ($ in thousands)
2024	$4,252	$3,285	$176	$1,010
2023	$3,664	$3,238	$4,817	$5,243
2022	$3,701	$3,281	$(629)	$(209)
2021	$2,819	$2,319	$6,647	$7,148

a.This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Indig) in the “Total” column of the Summary Compensation Table in each applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement for the applicable year.
b.This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Indig) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year. Please refer to the Executive Compensation tables section of the Company’s Proxy Statement for the applicable year.
c.This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Indig) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each NEO (excluding Mr. Indig) to arrive at “compensation actually paid” to each NEO (excluding Mr. Indig) for that year, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Mr. Indig) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Year End Fair Value of Equity Awards Granted in the Year ($ in thousands)	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Years ($ in thousands)	Average Fair Value as of Vesting Date of Equity Awards Granted in the Year and Vested in the Year ($ in thousands)	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($ in thousands)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($ in thousands)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Year ($ in thousands)	Adjusted Average Value of Equity Awards ($ in thousands)
2024	$3,010	$(2,395)	$310	$(620)	$(102)	$—	$176
2023	$3,035	$1,463	$318	$29	$—	$—	$4,817
2022	$2,683	$(2,980)	$—	$(537)	$—	$—	$(629)
2021	$2,967	$3,291	$—	$388	$—	$—	$6,647

(5) This column represents cumulative Company total TSR. TSR is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (fiscal 2021, fiscal 2021-2022 and fiscal 2022-2023), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6) This column represents cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, and otherwise computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: S&P Composite Software & Services Index.

(7) This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8) This column represents the amount of revenue reflected in the Company’s audited financial statements for the applicable year.

Financial Performance Measures

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for our bonus plan are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

a.Revenue
b.Adjusted EBITDA

Analysis of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

CEO PAY RATIO DISCLOSURE
For fiscal 2024, the median of the annual total compensation of all employees of the Company, excluding our Chief Executive Officer, was $129,500, and the annual total compensation of our Chief Executive Officer was $8,273,308. Based on this information, for fiscal 2024, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 64 to 1 (the “CEO Pay Ratio”).
To identify our median employee, we reviewed the compensation of all of our full-time employees, excluding our Chief Executive Officer, as of January 31, 2024, the last day of our fiscal year. Our employee population consisted of individuals (other than our Chief Executive Officer) working at our parent company and consolidated subsidiaries in the U.S. and Canada. We do not have any part-time employees.
We used annual base salary, actual bonus, actual commissions and the grant date fair value of equity awards for the fiscal year ended January 31, 2024 to identify our median employee. We annualized compensation for any full-time employees who commenced work during fiscal 2024 to reflect a full year. Equity awards granted during the year were included using the same methodology we use for our NEOs in our fiscal 2024 Summary Compensation Table. We did not make any cost-of-living adjustment. Once we identified our median employee, we calculated annual total compensation for this employee using the same methodology we use for our NEOs as set forth in our fiscal 2024 Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to our CEO Pay Ratio, as other companies have different employee populations and compensation practices and may employ different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of January 31, 2024 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	5,939,742	$1.30	(2)	4,721,569	(3)
Equity compensation plans not approved by stockholders	24,125	—		475,875	(4)
Total	5,963,867	$1.30		5,197,444
_______________________
(1)Includes the following plans: our Amended and Restated 2006 Stock Option and Grant Plan, our 2018 Plan, our 2019 Plan and our ESPP.
(2)Excludes 3,800,210 and 1,040,219 shares subject to RSUs and PSUs outstanding respectively as of January 31, 2024, as such shares have no exercise price.
(3)Represents the number of securities remaining available for future issuance under our 2019 Plan and the ESPP. The number of shares available for issuance under our 2019 Plan is subject to an annual increase on the first day of each fiscal year equal to five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding January 31st, or such lesser number of shares of common stock as determined by the Administrator (as defined in our 2019 Plan).
(4)Represents the number of securities remaining available for issuance under our 2023 Inducement Award Plan (the "Inducement Plan"). The Inducement Plan was adopted without shareholder approval pursuant to Rule 303A.08 of the New York stock Exchange Company Listing Manual. The Inducement Plan provides for the grant of equity-based awards, including RSUs, and its terms are substantially similar to our shareholder-approved 2019 Plan. In accordance with Rule 303A.08, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of interruption of employment with the Company), and as an inducement material to the individuals’ entry into employment with the Company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of April 24, 2024, for:
1.    each of our NEOs for fiscal 2024;
2.    each of our directors;
3.    all of our current directors and executive officers as a group; and
4.    each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 57,317,964 shares of our common stock outstanding on April 24, 2024. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of April 24, 2024 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units, or RSUs, for which the service condition has been satisfied or would be satisfied within 60 days of April 24, 2024 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is
c/o Phreesia, Inc.,1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
BlackRock, Inc.(1)	4,251,588	7.4%
Brown Advisory Incorporated (2)	3,898,859	6.8%
FMR LLC(3)	7,692,009	13.4%
The Vanguard Group(4)	4,628,441	8.1%
Named Executive Officers and Directors:
Chaim Indig (5)	1,796,888	3.1%
Balaji Gandhi (6)	32,807	*
Evan Roberts (7)	761,887	1.3%
David Linetsky (8)	118,485	*
Allison Hoffman (9)	31,853	*
Randy Rasmussen (10)	923	*
Michael Weintraub (11)	253,475	*
Edward Cahill (12)	39,553	*
Lisa Egbuonu-Davis, M.D.	—	*
Lainie Goldstein (13)	23,694	*
Gillian Munson (14)	62,850	*
Ramin Sayar (15)	10,790	*
Mark Smith, M.D. (16)	81,305	*
All current executive officers and directors as a group (13 persons) (17)	3,332,441	5.8%
___________________
* Represents less than one percent (1%).
(1)    This information is as of December 31, 2023, and is based solely on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on January 26, 2024. BlackRock reported that it has sole dispositive power over all of the shares and sole voting power over 4,157,338 shares. The mailing address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001.
(2)    This information is as of December 31, 2023, and is based solely on a Schedule 13G/A filed by Brown Advisory Incorporated with the SEC on February 9, 2024 on behalf of itself and its subsidiaries, Brown Advisory LLC and Brown Investment Advisory & Trust Company. Brown Advisory Incorporated as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over none of the shares and sole voting power over none of the shares. Brown Investment Advisory & Trust Company has sole voting power over 19,588 shares, and Brown Advisory LLC has sole voting power over 3,345,350 shares. The mailing address of the Brown Advisory Incorporated, Brown Advisory LLC and Brown Investment Advisory & Trust Company is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231.
(3)     This information is as of December 29, 2023, and is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2024. FMR LLC further reported that Fidelity Management & Research Company LLC is the beneficial owner of 5% or greater of the outstanding shares reported by FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR

LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The mailing address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)    This information is as of December 29, 2023, and is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Vanguard Group reported having sole voting power over no shares, shared voting power over 97,466 shares, sole dispositive power over 4,475,059 shares, and shared dispositive power over 153,382 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)     Consists of (i) 1,307,369 shares of common stock, including 255,000 shares of common stock held by a family trust of which Mr. Indig's sister-in-law is the investment advisor and distribution advisor and of which members of Mr. Indig's immediate family are the sole beneficiaries and (ii) 489,519 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.
(6)    Consists of (i) 27,182 shares of common stock and (ii) 5,625 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.
(7)    Consists of (i) 694,197 shares of common stock and (ii) 67,690 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.
(8)    Consists of (i) 117,907 shares of common stock (of which 3,460 are held by Mr. Linetsky's spouse), (ii) 293 shares of common stock underlying RSUs held by Mr. Linetsky's spouse that will vest within 60 days of April 24, 2023 and (iii) 285 shares of common stock underlying stock options held by Mr. Linetsky's spouse exercisable within 60 days of April 24, 2024.
(9)    Consists of 31,853 shares of common stock.
(10)    Consists of 923 shares of common stock.
(11)    Consists of (i) 167,783 shares of common stock and (ii) 85,692 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024.
(12)    Consists of (i) 35,711 shares of common stock and (ii) 3,842 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024.
(13)    Consists of (i) 9,850 shares of common stock and (ii) 13,844 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024.
(14)    Consists of (i) 10,216 shares of common stock, (ii) 10,538 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024 and (iii) 42,096 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.
(15)    Consists of (i) 10,790 shares of common stock.
(16)    Consists of (i) 6,110 shares of common stock, (ii) 10,002 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024 and (iii) 65,193 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.
(17)    Consists of (i) 2,509,378 shares of common stock, (ii) 38,519 shares of common stock underlying RSUs that will vest within 60 days of April 24, 2024 and (iii) 784,544 shares of common stock underlying stock options exercisable within 60 days of April 24, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled "Executive Compensation" and “Non-Employee Director Compensation” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.    we have been or are to be a participant;
2.    the amount involved exceeded or exceeds $120,000; and
3.    any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Commercial agreements with related parties
Jazz Pharmaceuticals
During the fiscal year ended January 31, 2024, we entered into statements of work with an advertising company for advertisements placed by Jazz Pharmaceuticals plc, or Jazz, pursuant to which we recognized revenue of approximately $1.2 million. Mark Smith, M.D., one of our independent directors, also serves on the board of directors of Jazz. We believe that the terms obtained and consideration paid to us in connection with these statements of work are comparable to terms available and amounts we would have obtained in an arm's length transaction.
Sumo Logic Master SaaS Services Agreement
On November 30, 2021, we entered into a Master SaaS Services Agreement with Sumo Logic, Inc, or Sumo Logic, which replaced our agreement with Sumo Logic that we entered into in February of 2021. Pursuant to this agreement, Sumo Logic provides us with certain SaaS software and services. For the year ended January 31, 2024, Sumo Logic's revenue from this and related agreements with us was approximately $800,000. Ramin Sayar, one of our independent directors who joined our Board in October 2021, was the Chief Executive Officer and a director of Sumo Logic until May 2023. We believe that the terms obtained and consideration paid in connection with this Master SaaS Services Agreement are comparable to terms available and the amounts we would have exchanged in an arm's length transaction.
Employment of a family member
The spouse of David Linetsky, our SVP, Life Sciences, is a non-executive officer employee of Phreesia. Mr. Linetsky has been an employee of Phreesia since 2008 and an executive officer since July 2019. His spouse has been an employee of Phreesia since 2018. Her fiscal 2024 base salary was approximately $215,000, and she received restricted stock unit awards of approximately $82,966, which included any stock units elected as part of her cash incentive bonus payout. She also received benefits generally available to all employees. The compensation for this employee was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.
Board chair agreement
We entered into a Board Chairman Agreement with Michael Weintraub, the chair of our Board. Pursuant to the agreement, Mr. Weintraub agreed to perform advisory and related services to and for us in his capacity as chair. The effective date of the Board Chairman Agreement is March 12, 2018. Mr. Weintraub’s services commenced as of the effective date. See the section titled “Non-Employee Director Compensation” for information regarding compensation paid to Mr. Weintraub pursuant to the Board Chairman Agreement.
Indemnification of officers and directors

Our Seventh Amended and Restated Certificate of Incorporation, as amended, contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers, except liability for the following:
•any breach of their duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which they derived an improper personal benefit; or
•for our officers, any derivative action by or in the right of the Company.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our Seventh Amended and Restated Certificate of Incorporation, as amended, our bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and procedures for related party transactions
Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2024, all required reports were filed on a timely basis under Section 16(a), with the exception of the following:
1.A late Form 4 report was filed for David Linetsky on March 20, 2023 to report 26 shares withheld to satisfy tax withholding obligations by his spouse, which occurred on March 15, 2023.
2.A late Form 4 report was filed for Janet Gunzburg on February 2, 2024 to report 205 shares that were sold in non-discretionary transactions pursuant to the Company's mandatory sell-to-cover policy to cover tax withholding obligations, which occurred on January 12, 2024.
3.A late Form 4 was filed for Michael Weintraub on Form 5 on March 8, 2024 to report (i) a gift of 144,845 shares transferred to the Michael Weintraub 2023 Qualified Annuity Trust and (ii) a gift of 6,703 shares transferred to the Weintraub Family 2017 Irrevocable Trust, both of which occurred on May 10, 2023.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if such stockholder receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803 or by emailing a request to proxy@phreesia.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Phreesia, Inc. at the address above or by emailing a request to proxy@phreesia.com.
2024 Annual Report and SEC Filings
Our financial statements for the fiscal year ended January 31, 2024 are included in our 2024 Annual Report, which we will make available to stockholders at the same time as this Proxy Statement. Our 2024 Annual Report and this Proxy Statement are posted on our website at ir.phreesia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2024 Annual Report without charge by sending a written request to Investor Relations, Phreesia, Inc., 1521 Concord Pike, Suite 301, PMB 221, Wilmington, DE 19803.
*   *   *

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
Wilmington, DE
May 14, 2024

PHREESIA, INC.
1521 CONCORD PIKE, SUITE 301-221
WILMINGTON, DE 19803

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 25, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PHR2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 25, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48519-P10430 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHREESIA, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class II directors to serve until our 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number of the nominee on the line below.

____

Nominees:

01) Lisa Egbuonu-Davis, M.D.
02) Lainie Goldstein
03) Ramin Sayar

NOTE: Your proxy holder may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, this Proxy Card, Phreesia, Inc.'s Annual Report on Form 10-K and any other proxy materials are available at www.proxyvote.com.

V48520-P10430

PHREESIA, INC.
Annual Meeting of Stockholders
June 26, 2024 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allison Hoffman and Balaji Gandhi, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PHREESIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually at www.virtualshareholdermeeting.com/PHR2024 on June 26, 2024 at 9:00 AM Eastern Time, and any adjournments, continuations or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i) "FOR" the election of each of the nominees for director, (ii) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, (iii) "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement, and (iv) in the discretion of the proxies, upon any other matters as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side